Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

FIRST CAROLINA BANK,

DOUBLE EAGLE ACQUISITION CORP, INC.

and

BM TECHNOLOGIES, INC.

Dated as of October 24, 2024

This document is intended solely to facilitate discussions among the parties. This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until it is executed and delivered by the parties.

TABLE OF CONTENTS

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Exhibit A – Surviving Corporation Charter

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AGREEMENT AND PLAN OF MERGER dated as of October 24, 2024 (this “Agreement”), among First Carolina Bank, a North Carolina state-chartered bank (“Parent”), Double Eagle Acquisition Corp, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BM Technologies, Inc., a Delaware corporation (the “Company”).

Introduction

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved and declared advisable the acquisition of the Company by Parent, through the merger of Merger Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of the outstanding shares of common stock, par value $0.0001 per share, of the Company (collectively, the “Shares”), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company’s stockholders vote to approve the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Company’s directors and executive officers and the Company are entering into Voting and Support Agreements with Parent and Merger Sub (the “Voting Agreements”), pursuant to which such Persons will, among other things, vote their Shares in favor of the adoption of this Agreement and take certain other actions in furtherance of the transactions contemplated hereby, in each case, subject to the terms and conditions thereof; and;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.01. Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company or its Subsidiaries that is executed, delivered and effective after the date hereof containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive confidential or non-public information or data of or with respect to the Company or its Subsidiaries, or receive access to the business, operations, properties, assets, books, records, or other non-public information or data, or to any personnel, of the Company or any of its Subsidiaries, to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, that the provisions contained therein are at least as restrictive as, and no less favorable, to the Company and its Subsidiaries than, the terms of the Confidentiality Agreement (provided that such confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company or its Subsidiaries); provided, further, that such confidentiality agreement shall not prohibit performance or compliance by the Company with any of the provisions of Section 5.04.

“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal made or submitted by Parent, Merger Sub or one or more of their respective Affiliates), from any Person or group, relating to any transaction or series of related transactions involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of 20% or more (on a non-diluted basis, and whether by voting power or number or shares) of any class of outstanding voting or equity securities of (A) the Company or (B) any of the Company’s Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer (including a self-tender offer) that, if consummated, would result in any Person or group (or the equityholders or such Person) beneficially owning, directly or indirectly, 20% or more (on a non-diluted basis, and whether by voting power or number or shares) of any class of outstanding voting or equity securities of (A) the Company or (B) any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination, spin-off, split-off, joint venture, partnership, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), share exchange, dual listed company structure, recapitalization or other significant corporate reorganization or similar transaction involving (A) the Company or (B) any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iv) any sale, lease, exchange, transfer, mortgage, pledge, license or other disposition (including through any arrangement having substantially the same economic effect as a sale of assets) to a Person or group of (A) any business constituting 20% or more of the consolidated net revenues or net income of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole; or (v) any combination of the foregoing.

“Action” means any action, complaint, charge, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, audit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and the footnotes thereto set forth in the Form 10-K.

“Banking Regulator” means any Governmental Authority which (i) regulates or supervises banks, and (ii) has jurisdiction to review and approve the Merger, including FDIC and NCCOB.

“Banking Laws” means any Laws related to the regulation or supervision of banks which are applicable to the Merger and Parent.

“Balance Sheet Date” means December 31, 2023.

“Business Data” means all data, information and works of authorship in any medium collected, generated or used by or on behalf of the Company or any of its Subsidiaries in the conduct of the business of the Company and its Subsidiaries, including all proprietary information of or relating to the business, and all Personal Information in the possession, custody or control of the Company and its Subsidiaries, or otherwise held or processed on their behalf.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Rocky Mount, North Carolina or New York, New York are authorized or required by applicable Law to close.

“Cause” means, with respect to an employee of the Company or any of its Subsidiaries, the definition of “Cause” under such employee’s employment agreement or, if no such employment agreement exists or if such employment agreement does not contain any such definition, (i) any material breach by the employee of any agreement to which the employee or a Company or any of its Subsidiaries are parties, (ii) any act (other than retirement) or omission to act by the Service Provider, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any of its Subsidiaries or on the Service Provider’s ability to perform services for the Company or any of its Subsidiaries, or (iii) any material misconduct or neglect of duties by the Service Provider in connection with the business or affairs of the Company or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries, on the one hand, and any labor organization or other authorized employee representative representing Service Providers, on the other hand.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on: (i) the financial condition, business, operations, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that for purposes of the foregoing clause (i), no such Effect to the extent resulting from or arising out of any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions, (B) changes in securities, financial or capital market conditions, including changes in interest rates, (C) changes in general conditions in the industries in which the Company or any of its Subsidiaries operate, (D) acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, (E) pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural disasters, (F) changes in general political or social conditions, (G) changes in Laws affecting the Company and its Subsidiaries or in the binding interpretation or enforcement thereof by Governmental Authorities following the date of this Agreement, (H) changes in GAAP or the authoritative interpretation thereof affecting the Company and its Subsidiaries (it being understood and agreed that this clause (H) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP) following the date of this Agreement, (I) changes in the trading price or trading volume of the Shares, in and of itself (it being understood and agreed that this clause (I) shall not apply with respect to any Effects giving rise or contributing to such change that are not otherwise excluded from this definition of “Company Material Adverse Effect”), (J) the failure to meet any internal or published budgets, projections, forecasts, or predictions of financial performance for any period, in and of itself (it being understood and agreed that this clause (J) shall not apply with respect to any Effects giving rise or contributing to such change that are not otherwise excluded from this definition of “Company Material Adverse Effect”), (K) the execution, announcement or performance of this Agreement and the transactions contemplated by this Agreement (it being understood and agreed that this clause (K) shall not apply with respect to (I) any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder or (II) the Company’s and its Subsidiaries’ compliance with or performance of the obligations under Section 5.01) or (L) any action expressly required to be taken or prohibited to be taken by the terms of this Agreement (it being understood and agreed that this clause (L) shall not apply with respect to the covenant set forth in Section 5.01); provided, further, that with respect to the foregoing clauses (A) through (H), any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred if it disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, operating in the industries in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Company PBRSU” means each restricted stock unit issued by the Company under the Equity Incentive Plans or as an inducement award, in each case of the foregoing, that contains performance-based vesting requirements.

“Company Product” a product that the Company describes in its most recent annual report that it has made available to its Customers and that are not offered by a third party.

“Company Public Warrant” means each Company Warrant that is publicly listed on NYSE.

“Company RSU” means each restricted stock unit issued by the Company under the Equity Incentive Plans or as an inducement award, in each case of the foregoing, that is subject solely to service-based vesting requirements and not performance-based vesting requirements.

“Company Stock Awards” means, collectively, Company RSUs and Company PBRSUs.

“Company Tax Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes the Company or one or more of the Subsidiaries of the Company.

“Company Warrant” means any warrant to purchase Shares, an accurate and complete copy of the executed form of which has been made available to Parent prior to the date hereof, including any Company Public Warrant.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 9, 2024, between the Company and Parent.

“Consulting Agreement” means each consulting, service provider, change in control or other agreement between the Company or any of its Subsidiaries, on the one hand, and any Independent Contractor, on the other hand.

“Continuing Employee” means each Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation, Parent or any of their respective Affiliates continues without interruption after the Effective Time.

“Contract” means, with respect to any Person, any legally binding contract, subcontract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, insurance policy, instrument or other arrangement, commitment or undertaking, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Copyrights” means any writings and other works (including literary, pictorial and graphic works), whether copyrightable or not, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof.

“Customer” means any university, college, research institute or other educational institute that has a Contract with the Company or any Subsidiary of the Company.

“Disclosure Letter” means the disclosure letter dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Sub.

“Delaware Law” means any and all Laws of the State of Delaware, including DGCL.

“DOE” means the U.S. Department of Education.

“DTC” means The Depository Trust Company.

“Effect” means any event, state of facts, circumstance, change, condition, occurrence, development, condition or effect.

“Eligible Company Stock Award” means each Company RSU and Company PBRSU, in each case, that is not an Excluded Company Stock Award.

“Employee” means any employee of the Company or any of its Subsidiaries, including any individual engaged through a third party professional employer organization to perform services on behalf or for the benefit of the Company or any of its Subsidiaries.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, paid time off, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits, and any plan maintained under Section 401(k) of the Code), in each case (A) whether or not written and (B) that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or their dependents, or for which the Company or any of its Subsidiaries has or would be reasonably expected to have any current or future liability. The term “Employee Plan” includes any plans, programs, policies and arrangements sponsored or maintained by a third party professional employer organization in which current or former employees, officers or directors of the Company or any of its Affiliates are eligible to participate in connection with their service to the Company or any of its Affiliates.

“Employment Agreement” means each management, employment, severance, retention, relocation, repatriation, expatriation, change in control or similar agreement or offer letter between the Company or any of its Subsidiaries, on the one hand, and any current or former Employee, on the other hand.

“Environmental Laws” means any applicable Laws concerning exposure to Hazardous Substances or protection of the environment (including surface and ground water, drinking water supply, soil, surface or subsurface strata and indoor and ambient air), pollution, natural resources, or worker health and safety, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance.

“Environmental Permits” means all Permits required to be held by the Company or any of its Subsidiaries pursuant to Environmental Laws.

“Equity Incentive Plans” means, collectively, the Company’s BMTX 2020 Equity Incentive Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such first Person, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Company Stock Award” means each Company Stock Award set forth on Schedule 1.01(a)(i) of the Disclosure Letter.

“FDIC” means the Federal Deposit Insurance Corporation, inclusive of its predecessor or successor entities.

“FERPA” means the Family Educational Rights and Privacy Act.

“GAAP” means generally accepted accounting principles in the United States.

“GLBA” means the Gramm-Leach-Bliley Act of 1999.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality, including the Consumer Financial Protection Bureau and the DOE, in each case of the foregoing, including such entity’s staff, representatives, or other officials.

“Hazardous Substance” means (i) substances that are defined or listed, in, or otherwise regulated pursuant to applicable Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” or “contaminants” or any similar term, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form and asbestos-containing material, (v) polychlorinated biphenyls, (vi) toxic mold, (vii) per- and polyfluoroalkyl substances, and (viii) any other substance regulated under or which could give rise to liability under any Environmental Law.

“HEA” means the Higher Education Act of 1965.

“Independent Contractor” means any independent contractor, consultant or other service provider (other than an employee) of the Company or any of its Subsidiaries.

“Intellectual Property Rights” means any and all (i) Trademarks, (ii) Patents, (iii) Trade Secrets and other rights in information, knowledge, experience, skills, drawings, blue prints, utility models, technology, inventions, discoveries and improvements, (iv) Copyrights, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) all rights in Software, (vii) any other intellectual property or proprietary rights and (viii) all rights under or relating to any of the foregoing granted under any Contract.

“Intervening Event” means any Effect that is material to the financial condition, business, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, in each case occurring after the date hereof, that was neither known to nor reasonably foreseeable by any executive officer of the Company or any member of the Board of Directors as of or prior to the date hereof and becomes known to any executive officer of the Company or any member of the Board of Directors after the date hereof and prior to the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided, that in no event shall any such Effect to the extent resulting from or arising out of any of the following be taken into account in determining whether an Intervening Event has occurred: (i) changes in general economic conditions; (ii) changes in securities, financial or capital market conditions, including changes in interest rates; (iii) changes in general conditions in the industries in which the Company or any of its Subsidiaries operate; (iv) changes regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural disasters; (v) changes in general political or social conditions; (vi) changes in Laws or GAAP affecting the Company and its Subsidiaries; (vii) changes in the trading price or trading volume of the Shares; (viii) the Company and its Subsidiaries’ meeting or exceeding any internal or published budgets, projections, forecasts, or predictions of financial performance for any period; (ix) any Effect resulting from any breach of this Agreement by any party hereto; (x) any action taken or prohibited from being taken by any party pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and any consequence of such actions or inactions; or (xi) the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computer systems, hardware, Software, servers, equipment, networks, telecommunications systems and related infrastructure and facilities, devices, mobile devices and all other information technology equipment, and all associated documentation owned, used or held for use by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Schedule 1.01(a)(ii) of the Disclosure Letter, in each case after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, code, constitution, principle of common law, ordinance, rule, regulation, binding interpretation, judgment, decree, injunction, ruling, order or decision or other requirement of any Governmental Authority, including the HEA, the Electronic Fund Transfer Act of 1978, and the Telephone Consumer Protection Act of 1991, in each case, as applicable.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, hypothecation, encroachment, occupancy right, preemptive right, charge, security interest, community property interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Malicious Code” means any (i) “back door,” “trap door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “ransomware,” “spyware” or “keylogger software” (as such terms are commonly understood in the software industry) or (ii) other code, software routine, fault, damaging device or hardware component, in each case designed or intended to have any of the following functions: (A) disrupting, disabling, harming, interfering with or otherwise impeding the operation of, or providing unauthorized access to, any IT Asset or any data thereon (including by unauthorized use or modification, or other misuse); or (B) damaging or destroying any data or file without the user’s consent.

“NCCOB” means the North Carolina Office of the Commissioner of Banks.

“NYSE” means the NYSE American LLC.

“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. The term “Object Code” includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, middleware, object code and executable code.

“Open Source Software” means any Software that is licensed pursuant to any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the Common Development and Distribution License (CDDL), the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL) and the Sun Industry Standards License (SISL)) or any license under which such Software or other materials are distributed or licensed as “free software” or “open source software” or under similar terms or models.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned, whether wholly or jointly with others, by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Patent” means any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application.

“Permit” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, clearance, non-objection, non-action, approval, authorization, concession, decree, confirmation, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business in a manner consistent with past practice or by operation of Law, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (iv) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental applicable Law, but only if the same are not being violated in any material respects by the current use of such real property or the operation of the business of the Company and its Subsidiaries, (v) Liens that do not (individually or in the aggregate) adversely affect the value, use or operation of the assets subject thereto or impair the value or operations of the Company or its Subsidiaries in any material respects, (vi)transfer restrictions pursuant to securities Laws (except for a breach of violation thereof), and (vii) non-exclusive licenses of Intellectual Property Rights, granted in the ordinary course of business in a manner consistent with past practice.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.

“Personal Information” means data or information in any medium that relates to an identified or identifiable individual or household or that otherwise is regulated under applicable Law as “personal data”, “personal information”, “protected health information” or any similar term.

“Privacy and Information Security Requirements” means all (i) applicable Laws relating to privacy, information security or the Processing of Personal Information, including without limitation FERPA, GLBA, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and any other comprehensive state privacy Laws; (ii) all applicable Laws, rules, guidelines and regulations concerning the security of the Company Products and IT Assets; (iii) all Contracts to which the Company or its Subsidiaries are a party or are otherwise bound that relate to Personal Information or protecting the security or privacy of information or IT Assets; (iv) the Company’s internal and posted policies and notices relating to Personal Information and/or the privacy and the security of the Company Products, IT Assets and Business Data; and (v) to the extent applicable, the Payment Card Industry Data Security Standards.

“Processing” means any operation or set of operations that is performed upon Personal Information or other Business Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Proxy Statement” means the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time, together with all annexes, schedules or exhibits thereto (including the letter to stockholders, notice of meeting and form of proxy), as required to be filed with the SEC.

“Reference Date” means December 31, 2021.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data, or (ii) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Assets.

“Service Provider” means any director or officer of the Company or any of its Subsidiaries, or any Employee or individual Independent Contractor.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware and computations (including any data and collections of data), each of the foregoing in any form or format, and documentation (including user manuals and training materials) relating to the foregoing.

“Source Code” means (i) one or more written instructions in human readable form, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all accompanying documentation such as text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, schematics, flow-charts, procedures and other work product and information that describe the operation of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person (i) of which such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests) of which are at any time directly or indirectly owned or controlled by such Person.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (except that the references in the definition thereof to 20% shall be replaced with 50.1%) made by a Third Party after the date of this Agreement that is not withdrawn and did not arise from or in connection with a breach of the obligations set forth in Section 5.04, and that the Board of Directors determines in good faith, after considering the advice of its financial advisor and outside legal counsel, (A) would result in a transaction to be more favorable to the stockholders of the Company (in their capacity as such) from a financial point of view (after taking into account all relevant factors, including (I) the amount, form and timing of payment of consideration, and (II) any conditions to, the likelihood of, and the time likely to be required for consummation of such Acquisition Proposal on the terms set forth therein) than the transactions contemplated by this Agreement (after taking into account any revisions to this Agreement proposed by Parent pursuant to Section 5.04(e)), and (B) is reasonably capable of being consummated on the terms proposed, taking into account (I) any legal, financial, regulatory and stockholder approval requirements, (II) the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, (III) the timing of closing, (IV) the identity of the Person or Persons making the Acquisition Proposal, and (V) any other aspects considered relevant by the Board of Directors.

“Tax” means (i) any federal, state, local, foreign or supranational income, gains, alternative or add-on minimum, base erosion and anti-abuse, income inclusion rule top-up, undertaxed payments rule top-up, qualified domestic minimum top-up, digital services, diverted profits, gross income, withholding, estimated, gross receipts, sales, use, VAT, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, financial transaction, stamp, stamp duty, environmental, windfall profit, unclaimed property and other tax of any kind, repayments of any grants, subsidies, state aid or similar amounts received or deemed received from any Governmental Authority, any customs duties, escheat obligations and any other fees, contributions, governmental charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) a tax, in each case imposed by a Governmental Authority, together with any interest, penalty, inflation linkage or addition thereto under applicable Law, and (ii) any penalty (and interest with respect thereto) imposed by a Governmental Authority for the failure to timely file, properly to file or timely to file any Tax Return.

“Tax Law” means all former or currently applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes.

“Tax Return” means any report, return, declaration, statement, information return, claim for refund, declaration of estimated payments, voucher or other document, together with any schedule and attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority in connection with Taxes, including the determination, assessment, reporting, withholding, collection or payment of any Taxes.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, indemnification or assignment Contract between the Company and any of its Subsidiaries, on the one hand, and another Person, on the other hand, in each case other than any such Contract that is (i) pursuant to an ordinary-course commercial Contract, the primary purpose of which does not relate to Taxes or (ii) solely among members of any Company Tax Group that comprises solely of the Company and/or its Subsidiaries.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Third Party Components” means, with respect to a Company Product or any Software materially customized by or on behalf of the Company (“Customization”), all of the following for which the Intellectual Property Rights are not exclusively owned by the Company: (i) Software that is used in, incorporated into or combined with such Company Product or Customization, including any Software that is referenced or required to be present or available in such Company Product or Customization for such Company Product or Customization to properly function in accordance with its specifications, and (ii) Intellectual Property Rights that are embodied in such Company Product or Customization.

“Third Party Service Provider” means a third party that provides outsourcing or other data or IT-related services for the Company or its Subsidiaries, including any third party that the Company or its Subsidiaries engages to Process Personal Information on behalf of the Company or its Subsidiaries and/or to develop Software on their behalf.

“Title IV Program” means the federal student financial assistance programs authorized by Title IV of the HEA.

“Trade Secrets” means trade secrets and all other confidential know-how and confidential information and rights to any of the foregoing in any jurisdiction (domestic and foreign), including confidential recipes, ideas, formulae, formulations, compositions, specifications, techniques, data, results, methods, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, trade names, service names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent-to-use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“VAT” means any ad valorem, value added, goods and services and similar gross margin or turn-over tax.

“Warrant Agreement” means the Warrant Agreement dated as of August 23, 2018, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”).

“Willful Breach” means a party’s material breach, or material failure to perform, any representation, warranty, covenant or agreement set forth in this Agreement, in each case, that is a consequence of an act or failure to act undertaken by the breaching or non-performing party with the actual knowledge, or the knowledge that a Person acting reasonably under the circumstances should have, that such act or failure to act would, or would reasonably be expected to, result in, cause or constitute a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	5.04(d)(iv)
Adverse Recommendation Change Notice	5.04(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	5.04(d)(iv)
Board of Directors	Recitals
Board Recommendation	3.02(b)
Book-Entry Shares	2.04(a)
Burdensome Condition	7.01(c)
Capitalization Date	3.05(a)
Certificate	2.04(a)
Chosen Courts	10.11
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company RSUs	2.07(a)
Company Regulatory Agreement	3.12(e)
Company SEC Documents	3.07(a)
Company Securities	3.05(d)
Company Stockholders’ Meeting	5.03(c)
Company Subsidiary Securities	3.06(b)
Consideration Fund	2.05(a)
Contributor	3.16(k)
DGCL	Recitals
D&O Insurance	6.02(b)
Effective Time	2.01(c)
e-mail	10.01
End Date	9.01(b)(i)
Enforceability Exceptions	3.02(a)
ESPP	2.08
FCPA	3.13(a)
Final Offering Period	2.08
Financial Advisor	3.25
Government Official	3.13(a)
Impacted IP	5.14

Term	Section
Indemnified Person	6.02(a)
Indemnification Expenses	6.02(a)
Key Customers	3.22(a)
Key Suppliers	3.22(b)
Lease	3.15(c)
Leased Real Property	3.15(d)
Legal Restraint	8.01(b)
Letter of Transmittal	2.05(b)
Material Contract	3.21(a)
Merger	2.01(a)
Merger Consideration	2.04(a)
Merger Sub	Preamble
Money Laundering Laws	3.12(c)
Non-DTC Book-Entry Share	2.05(d)
Owned Software	3.16(l)
Parent	Preamble
Parent Benefit Plans	6.03(b)
Parent Proposal	5.04(e)(iv)
Parent Reimbursement Amount	9.02(c)
Paying Agent	2.05(a)
Preferred Shares	3.05(a)
Premium Cap	6.02(b)
Qualified Plan	3.19(f)
Registered IP	3.16(a)
Regulatory Action	5.11
Representatives	5.04(a)
Required Stockholder Approval	3.02(a)
Requisite Regulatory Approvals	8.01(c)
Shares	Recitals
Surviving Corporation	2.01(a)
Takeover Statutes	5.07
Termination Fee	9.02(b)
Trade Controls	3.13(b)
Transaction Litigation	5.10
Voting Agreements	Recitals
Warrant Agreement Amendment	5.12

Section 1.02. Other Definitional and Interpretative Provisions . The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive and “any” means “any and all.” A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on the Disclosure Letter, all such amendments, modifications, supplements, extensions and renewals must also be listed in the appropriate Section thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any applicable Law. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Unless otherwise specified, the words “made available to Parent” or “provided to Parent” (or words of similar import) mean the documents that were, as of at least two Business Days prior to the date hereof, (a) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement (provided, that Parent or its Representatives had access to such documents in such data room and such documents were not removed from such data room prior to the date hereof), (b) otherwise provided to Parent or its Representatives in response to a diligence request from Parent or its Representatives or (c) included as an exhibit to Company SEC Documents that were filed with the SEC by the Company on or after December 31, 2023 and prior to two Business Days before the date of this Agreement.

Article 2
THE MERGER

Section 2.01. The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place (i) in New York City at the offices of Covington & Burling LLP, 620 8th Ave, New York, New York 10018, or remotely by electronic exchange of documents and signatures (or their electronic counterparts) on the date which is five Business Days after the date on which the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or (ii) at such other place or time or on such other date as Parent and the Company may mutually agree in writing; provided, that the Closing shall not occur prior to January 1, 2025. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in such certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.

Section 2.02. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter further amended in accordance with the terms thereof, applicable Law and Section 6.02.

(b) The parties hereto shall take all actions necessary so that, from and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that (i) references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and (ii) the bylaws of the Surviving Corporation will include provisions no less favorable than the provisions in the bylaws of the Company as of the date hereof related to indemnification and exculpation from liability, which shall, in accordance with Section 6.02, (A) remain effective and (B) control with respect to acts or omissions by the Indemnified Persons in their capacities as such at any time prior to the Effective Time), until thereafter further amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, applicable Law and Section 6.02.

Section 2.03. Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:

(a) Except as otherwise provided in Section 2.04(b) or Section 2.06, each Share issued and outstanding immediately prior to the Effective Time, shall be converted automatically into the right to receive $5.00 per share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.10. As of the Effective Time, each certificate formerly representing any Shares (each, a “Certificate”) and each Share formerly represented in book-entry form (each, a “Book-Entry Share”) shall automatically be canceled and retired and all Shares represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.05.

(b) Each Share held by the Company as treasury stock and each Share held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or of the Company (in each case other than shares held in any Employee Plans or related trust accounts), in each case immediately prior to the Effective Time, shall be canceled and retired, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.05. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) the Certificates and (ii) the Book-Entry Shares. At or prior to the Effective Time, Parent or one of its Affiliates shall deposit with the Paying Agent the aggregate Merger Consideration payable in respect of all the Shares converted in accordance with Section 2.04(a) (such cash, the “Consideration Fund”). Until disbursed in accordance with this Agreement, the cash in the Consideration Fund will be invested by the Paying Agent as directed by Parent. No investment losses resulting from investment of the Consideration Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration as provided herein. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 2.05(i) or Section 2.05(j)), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount equal to the deficiency required to make such payments. The Consideration Fund shall not be used for any other purpose.

(b) With respect to the Certificates, promptly after the Effective Time (and in no event later than five Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) to the Paying Agent (a “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) to the Paying Agent. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration payable for each Share represented by such Certificate pursuant to Section 2.04(a). Any Certificate that has been so surrendered shall be canceled by the Paying Agent.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

(d) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), promptly after the Effective Time (and in no event later than five Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger, (ii) a Letter of Transmittal and (iii) instructions for surrendering the Non-DTC Book-Entry Share to the Paying Agent. Upon surrender to the Paying Agent of Non-DTC Book-Entry Shares by book-receipt of an “agent’s message” by the Paying Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration payable for each such Non-DTC Book-Entry Share pursuant to Section 2.04(a).

(e) With respect to Book-Entry Shares held through DTC, the Company and Parent shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Book-Entry Share pursuant to Section 2.04(a).

(f) With respect to any Certificate or Non-DTC Book Entry Share, if any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Non-DTC Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Non-DTC Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Non-DTC Book-Entry Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(g) Until so surrendered or transferred, as the case may be, in accordance with the provisions of this Section 2.05 and subject to the terms of Section 2.06, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or shall accrue on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Shares. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares.

(h) From and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(i) Any portion of the Consideration Fund (and any earnings, interest or other income earned thereon) that remains unclaimed by the holders of Shares on the first anniversary after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or similar laws), as a general creditor thereof, for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(j) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.05(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

Section 2.06. Dissenting Shares. Notwithstanding Section 2.04 or any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time (other than Shares canceled in accordance with Section 2.04(a)) and held by a holder who did not vote in favor of the adoption of this Agreement or the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL. If, either before or after the Effective Time, such holder fails to perfect, waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted pursuant to Section 2.04(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 2.05 upon surrender of such Certificate formerly representing such Share or transfer of such Book-Entry Share, as the case may be. The Company shall give Parent reasonably prompt written notice (within 48 hours) of any demands received by the Company for appraisal of Shares, any waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.07. Company Stock Awards.

(a) At the Effective Time, each Eligible Company Stock Award that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, automatically canceled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, solely an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of Shares subject to such Eligible Company Stock Award. At the Effective Time, each Excluded Company Stock Award, if applicable, that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, automatically canceled and extinguished for no consideration and shall not be assumed by Parent or Merger Sub.

(b) As soon as reasonably practicable following the Closing, but in any event no later than 30 days following the Closing, the Surviving Corporation shall make (or cause to be made) by a payroll payment (less applicable withholding Taxes, if any, as provided in Section 2.10) to each holder of an Eligible Company Stock Award, such holder’s payment due in accordance with Section 2.07(a). If any such payment cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by overnight courier to such holder as soon as reasonably practicable following the Closing.

(c) Prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall take all actions necessary or appropriate to effectuate the treatment of Company Stock Awards as contemplated in this Section 2.07 (including obtaining any required consents from, or providing any required notices to, holders of the Company Stock Awards) and to terminate, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, any equity incentive plans maintained or sponsored by the Company, including the Equity Incentive Plans.

Section 2.08. Employee Stock Purchase Plan. The Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall take all actions necessary to terminate the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Closing Date, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the ESPP as contemplated in this Section 2.08. From and after the date hereof, (a) no new participants shall be permitted to participate in the ESPP, (b) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement and (c) except for the offering or purchase period (if any) under the ESPP that is in effect on the date hereof (the “Final Offering Period”), no offering or purchase period shall be authorized, continued or commenced following the date hereof. If the Effective Time would occur (i) during the Final Offering Period or (ii) after the end of the Final Offering Period, then: (A) in the case of clause (i), the Final Offering Period shall terminate no later than the day immediately prior to the Effective Time (it being understood that, in the case of clause (ii), this clause (A) shall not require any adjustment to the end of the Final Offering Period); (B) in the cases of both clause (i) and (ii), all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall, upon termination of the Final Offering Period (in the case of clause (i), as such end of the Final Offering Period is adjusted pursuant to the foregoing clause (A)), be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.04(a); and (C), in the cases of both clause (i) and (ii), as promptly as practicable following the purchase of Shares in accordance with the foregoing clause (B), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. From and after the date hereof, the Company shall not issue or grant any award under the ESPP, except as (and only to the extent) otherwise set forth in this Section 2.08. As soon as reasonably practicable after the date hereof, the Company shall provide notice to all ESPP participants describing the treatment of the ESPP pursuant to this Section 2.08.

Section 2.09. General Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares or the outstanding Company Warrants (or securities convertible into, or exchangeable or exercisable for, Shares) shall have been changed into a different number of shares or into a different class by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar transaction, or stock dividend or distribution thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change. Nothing in this Section 2.09 shall be construed to permit the Company to take any action with respect to any Company Securities that is prohibited by the terms of this Agreement.

Section 2.10. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Paying Agent, Merger Sub, the Surviving Corporation, Parent and any other applicable withholding agents shall be entitled to deduct and withhold from the payment of the Merger Consideration and any other amount payable to any Person pursuant to this Agreement any amount of Taxes required to be deducted and withheld under applicable Tax Law with respect to such payment. Any amount so deducted and withheld and timely remitted to the appropriate Taxing Authority by the Paying Agent, Merger Sub, the Surviving Corporation, Parent or such withholding agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any agreements, instruments, deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as set forth in this Article 3, except as expressly disclosed in: (a) the Company SEC Documents filed with the SEC and publicly available on or after the Reference Date and prior to two Business Days before the date of this Agreement (other than (i) any information that is contained in the “Risk Factors” or “Note Regarding Forward-Looking Statements” or similar sections of such Company SEC Documents and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents); provided, that this clause (a) shall not apply to any of the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.05, Section 3.06, Section 3.10(a), Section 3.25, Section 3.26 or Section 3.27; or (b) the Disclosure Letter.

Section 3.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted.

(b) The Company is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent an accurate and complete copy of the certificate of incorporation (including any certificate of designation), bylaws and other organizational documents, each as in effect, of the Company and each of its Subsidiaries.

Section 3.02. Corporate Authorization.

(a) The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except, with respect to the Merger, for (i) the adoption of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding Shares (the “Required Stockholder Approval”) and (ii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware. Other than the Required Stockholder Approval, no vote of the holders of any class or series of capital stock or other securities of the Company is necessary in connection with the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that the Company’s stockholders vote to approve the adoption of this Agreement (such recommendation, the “Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 3.03. Governmental Authorization. None of the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement requires any action by or in respect of, Permit from or declaration or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and the rules, regulations and requirements of NYSE and (c) any actions, Permits, declarations or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04. Non-contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in clauses (a) through (c) of Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (a) through (c) of Section 3.03, require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice, lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on the Company or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05. Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 1,000,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of October 23, 2024 (the “Capitalization Date”), (A) 12,088,487 Shares were outstanding, (B) no Preferred Shares were outstanding, (C) 17,294,044 Company Public Warrants were outstanding, (D) 5,408,960 Company Private Warrants were outstanding, (E) Company RSUs under which 1,196,837 Shares are subject to issuance upon settlement thereof were outstanding, (F) Company PBRSUs under which 715,000 Shares are subject to issuance upon settlement thereof were outstanding, (G) 695,762 Shares were reserved for issuance under the Equity Incentive Plans, (H) 498,631 Shares were reserved for issuance under the ESPP, (I) rights to purchase a maximum of 1,400 Shares under the Final Offering Period pursuant to the ESPP were outstanding, (J) 0 Shares were reserved for issuance with respect to the Company Public Warrants and (K) 0 Shares were reserved for issuance with respect to the Company Private Warrants. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued in accordance with the respective terms thereof and in compliance with the terms of this Agreement, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. As of the Effective Time, (I) no more than 12,166,591 Shares were outstanding, (II) no Preferred Shares were outstanding, (III) no more than 22,703,104 Shares are subject to issuance pursuant to the Company Warrants that were outstanding, (IV) the Company RSUs under which no more than 1,118,733 Shares are subject to issuance upon settlement thereof were outstanding, (V) the Company PBRSUs under which no more than 715,000 Shares are subject to issuance upon settlement thereof were outstanding, and (VI) the aggregate number of fully diluted Shares outstanding (including the aggregate number of Shares subject to the Eligible Company Stock Awards) shall not exceed 13,319,493.

(b) There are no equity awards of the Company outstanding other than the Company Stock Awards granted under the Equity Incentive Plans. The Company has provided to Parent each award agreement with respect to a Company Stock Award that diverges from the form of the Company Stock Award agreement, and except as so provided to Parent, each Company Stock Award was granted pursuant to the form of award agreement that has been provided to Parent, subject only to the variations described in the immediately preceding sentence. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Equity Incentive Plan and applicable award agreements. At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code. The treatment of the Company Stock Awards under this Agreement does not violate the terms of the applicable Equity Incentive Plans or any Contract governing the terms of such Company Stock Awards, and will not cause any adverse Tax consequences, including under Section 409A of the Code. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any Shares, or any other capital stock or Company Securities, except upon the exercise of the Company Warrants or vesting of Company RSUs or Company PBRSUs, in each case outstanding as of the close of business on the Capitalization Date. No employees or independent contractors of the Company or any of its Subsidiaries hold (or would be deemed to hold under the principles set forth in Section 318 of the Code) any Shares that are subject to vesting or performance conditions.

(c) The treatment of the Company Warrants under this Agreement does not violate the terms of such Company Warrants or any Contract governing the terms of such Company Warrants.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 3.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, puts, calls, subscriptions, options or other rights to acquire from the Company any capital stock or other voting securities of, or ownership interests in, the Company or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company, (iv) other obligations, agreements or commitments of the Company to issue, transfer or sell, or make any payment with respect to, any capital stock or other voting securities of, or ownership interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company, or any warrants, puts, calls, subscriptions, options or other rights to acquire from the Company any capital stock or other voting securities of, or ownership interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company or (v) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (v), including the Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting, registration or transfer of any Company Securities.

(e) Except as set forth in this Section 3.05, none of the Shares or any Company Securities are owned by any Subsidiary of the Company.

(f) There is no Law that would restrict the Company’s ability to perform its obligations in Section 5.06 in a timely fashion.

Section 3.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized or incorporated, as applicable, is validly existing and (where applicable) in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization or incorporation, and has all organizational powers to carry on its business in the places and in the manner as now conducted, except as has not had and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. Each Subsidiary of the Company is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.06(a) of the Disclosure Letter sets forth an accurate and complete list of the Subsidiaries of the Company, indicating for each such Subsidiary its respective jurisdiction of organization or incorporation, as the case may be, Company Subsidiary Securities issued and outstanding and Company Subsidiary Securities held by the Company.

(b) All of the outstanding shares, capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are owned beneficially and legally, and solely, by the Company, directly or indirectly, free and clear of any Lien (other than transfer restrictions under applicable securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such share, capital stock or other voting securities or ownership interests). Except as set forth in this Section 3.06, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) securities of any of the Company’s Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, puts, calls, subscriptions, options or other rights to acquire from any of the Company’s Subsidiaries any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iv) other obligations, agreements or commitments of any of the Company’s Subsidiaries to issue, transfer or sell, or make any payment with respect to, any shares, capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or any securities convertible into, or exchangeable or exercisable for, any shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company, or any warrants, puts, calls, subscriptions, options or other rights to acquire from any of the Company’s Subsidiaries any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (v) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share, capital stock or other voting security of, or ownership interest in, any Subsidiary of the Company (the items in clauses (i) through (v) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the shares of capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares of capital stock or other voting securities of, or membership, partnership, joint venture or other ownership or investment interests (whether equity or debt, including any agreement or commitment convertible or exercisable into, or exchangeable for, any equity interests) in, any Person. All dividends or distributions declared, made or paid by the Subsidiaries of the Company have been declared, made or paid in all material respects in accordance with the applicable Subsidiary’s organizational documents, all applicable Law and any agreements or arrangements made with any Third Party regulating the payment of dividends and distributions. No Company Subsidiary Securities have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable Laws and the organizational documents of the relevant Subsidiary of the Company, and all transfers have been duly stamped (where applicable).

Section 3.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since December 31, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). Accurate complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) database of the SEC. The Company has made available to Parent accurate and complete copies of all material correspondence since December 31, 2021 between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, including all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the Knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. No Subsidiary of the Company is, or since December 31, 2021 has been, required to file any reports, schedules, forms, statements or other documents with the SEC or similar foreign Governmental Authority.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of NYSE, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act on or prior to the date hereof did not, and each Company SEC Document filed pursuant to the Exchange Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal control which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Reference Date.

(g) Schedule 3.07(g) of the Disclosure Letter describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that existed or were effected by the Company or its Subsidiaries since the Reference Date.

(h) The Company has complied with and is in compliance with, in all material respects, all applicable listing and corporate governance rules, regulations and requirements of NYSE, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE, and the statements contained in any such certifications are complete and correct as of their respective dates.

(j) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K that are not appropriately disclosed in the Company SEC Documents.

Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules, regulations and requirements of the SEC with respect thereto and (b) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP, to the extent applicable.

Section 3.09. Information in the Proxy Statement.

(a) The information to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable Law.

(b) Notwithstanding the foregoing in this Section 3.09, the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.10. Absence of Certain Changes.

(a) Since the Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course in a manner consistent with past practice and (ii) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01(b)(i), (b)(ii), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix), (b)(x), (b)(xii), (b)(xvii), (b)(xviii), (b)(xix), (b)(xx), (b)(xxi), or (b)(xxii) with respect to the foregoing.

Section 3.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise that would be required by GAAP to be set forth on a consolidated balance sheet of the Company, other than (a) liabilities or obligations disclosed and reserved for in the Balance Sheet or in the notes thereto, (b) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby, (c) liabilities or obligations incurred in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice since the Balance Sheet Date and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Compliance with Laws, Permits and Court Orders.

(a) The Company and each of its Subsidiaries is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws, including all applicable Laws relating to a “Third-Party Servicer” (as defined in the HEA), the Title IV Program, and the related fiduciary duties under the HEA and the Title IV Program. Since the Reference Date, none of the Company or any of its Subsidiaries has been charged with or given written notice of or, to the Knowledge of the Company, threatened to be charged with or is under any investigation, audit, or examination with respect to, any potential or actual violation of any applicable Law in any material respect, including any actual or potential violation of a Title IV Program. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Reference Date, neither the Company nor any of its Subsidiaries (i) has been terminated under Section 487 of the HEA for any reason, including involving the acquisition, use, management, administration, disbursement, reimbursement, or expenditure of funds of any Governmental Authority or any university, college, research institute or other educational institution, or (ii) has been administratively or judicially determined to have committed any fraud, willful misconduct, or any other material violation of applicable Laws involving funds of any Governmental Authority or any university, college, research institute or other educational institution. Since the Reference Date, the Company has timely submitted all required attestation, examination, audit and relevant information to the DOE in compliance in all material respects with the HEA and the requirements of the DOE.

(c) None of the Company, any Subsidiary of the Company, or to the Knowledge of the Company, any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary of the Company has, directly or indirectly, violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Action, inquiry or investigation by any Governmental Authority, that individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, by or before any Governmental Authority or any arbitrator involving any the Company or any Subsidiary of the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened. The Company and each Subsidiary of the Company has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and the Company and each Subsidiary of the Company has established and maintained a system of internal control designed to ensure compliance by the Company and each Subsidiary of the Company with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, except as has not had and would not, individually or in the aggregate, reasonably be expected to be material to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries hold all material Permits necessary or advisable to conduct their respective businesses in the places and in such manner in which such businesses are currently being conducted, and: (i) such Permits are valid and in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened Action, inquiry or investigation by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit; (ii) the Company and each of its Subsidiaries are in compliance in all material respects with the terms and requirements of such Permits; and (iii) the Company and each of its Subsidiaries is not in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, material modification, termination or revocation of, any such Permit.

(e) Except as has not had and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Legal Restraint or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any, Governmental Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its liquidity, its risk management policies, its management, or its business (each, whether or not set forth in the Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any Subsidiary of the Company been advised in writing or, to the Knowledge of the Company, orally, since the Reference Date, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

Section 3.13. Anti-Corruption and Trade Controls.

(a) Since December 31, 2019, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, consultants, agents or other Persons acting for or on their behalf (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, (iv) has violated or is violating in any material respect the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) or any other applicable anti-corruption or anti-bribery Law, (v) has, directly or indirectly, made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Government Official or to any officer, director, employee, agent or representative of another company or organization without that company’s or organization’s knowledge and consent, in each case in order to obtain an improper competitive advantage, to receive favorable treatment in obtaining or retaining business or to induce the recipient to violate a lawful duty, or for any other improper purpose, (vi) is, or has been, under administrative, civil or criminal investigation, indictment, information, suspension, debarment or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud or other improper payments or (vii) has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, the SEC or any other Governmental Authority regarding alleged or possible violations of any Law that prohibits bribery, corruption, fraud or other improper payments. For purposes of this Section 3.13(a), “Government Official” means any official or employee of any government or any department, agency or instrumentality thereof, any employee of a foreign or domestic government-owned or -controlled enterprise or of any political party or official thereof, any candidate for political office, any official or employee of any public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party or organization.

(b) The Company, its Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, consultants, agents and other Persons acting for or on their behalf, are and have been in compliance in all material respects with U.S. and any applicable non-U.S. Laws pertaining to economic and trade sanctions, export and import controls, customs and antiboycott, including U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State’s Directorate of Defense Trade Controls, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Internal Revenue Code, the U.S. customs regulations and the Foreign Trade Regulations (collectively, “Trade Controls”).

(c) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants, agents or other Persons acting for or on their behalf, is a Person that is, or is owned or controlled by Persons that are (i) subject to sanctions or other restrictions under Trade Controls; or (ii) located in, organized under the laws of, ordinarily resident in or a blocked national of a country or territory that is the subject of comprehensive sanctions under Trade Controls.

(d) There have been no Actions or voluntary or directed disclosures under Trade Controls involving the Company or its Subsidiaries, and to the Knowledge of the Company, there are no pending or threatened Actions, inquiries or investigations involving suspected or confirmed violations thereof.

Section 3.14. Litigation. There is no Action before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries, any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties, except any such Action that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is the subject of an inquiry or investigation by any Governmental Authority. None of the Company or any of its Subsidiaries is subject to any administrative decision or award, quasi-judicial decision or award, judgment, decree, writ, injunction, ruling, order or decision, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15. Properties.

(a) The Company and its Subsidiaries have good title to, or good and valid leasehold interests in, all property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, in each case free and clear of all Liens (other than Permitted Liens).

(b) Neither the Company nor any of its Subsidiaries has owned or owns any real property.

(c) Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (whether as lessor or lessee) is valid and in full force and effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a breach or default under the provisions of such Lease, except for those breaches or defaults that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that it, or any other party to any Lease, has breached, violated or defaulted under any Lease in any material respects. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease or any interest therein (other than any Permitted Liens). As of the date of this Agreement, Schedule 3.15(c) of the Disclosure Letter sets forth an accurate and complete list of all Leases to which the Company or any of its Subsidiaries is a party, in each case identifying the tenant or lessee and the landlord or lessor under each such Lease and the address of the real property associated with such Lease.

(d) As used in this Agreement, “Leased Real Property” shall mean all real property leased by the Company or any of its Subsidiaries under any Lease, together with all rights, title and interest of the Company or any of its Subsidiaries in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith. The Leased Real Property constitutes all of the real property used by the Company or any of its Subsidiaries in the operation of their respective businesses. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) all personal property owned or leased by the Company or any of its Subsidiaries are usable for their intended purposes in the ordinary course of, and are sufficient for the operation of, the business of the Company and its Subsidiaries in a manner consistent with past practice, (ii) the Leased Real Property are in good condition and repair (subject to normal wear and tear), and (iii) the Leased Real Property has access to and from public roads and are currently supplied with such utilities, which access and utilities are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. No Person leases, subleases, licenses or otherwise has the right to use or occupy, and no Person is in possession of, any of the Leased Real Property other than the Company or any Subsidiary of the Company.

(e) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) no zoning or similar land use restrictions are currently in effect or, to the knowledge of the Company, proposed by any Governmental Authority that would impair the operation of the business of the Company or any of its Subsidiaries as currently conducted or which would impair the use, occupancy and enjoyment of any of the Leased Real Property; (ii) all of the Leased Real Property is in compliance with all applicable zoning or similar land use restrictions of all Governmental Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of the Leased Real Property; (iii) neither the Company nor any of its Subsidiaries has received any notice from any person with regard to encroachments on or off the Leased Real Property or violations of building codes, zoning regulations, subdivision covenants or defects in title of the Leased Real Property; (iv) no claim or right of adverse possession by any third party has been claimed or, to the knowledge of the Company, threatened with respect to the Leased Real Property; and (v) no portion of the Leased Real Property is subject to any order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority, and no such sale, condemnation, expropriation or taking has, to the Company’s Knowledge, been proposed or threatened.

Section 3.16. Intellectual Property.

(a) Schedule 3.16(a) of the Disclosure Letter sets forth, as of the date of this Agreement, (i) an accurate and complete list of all registrations and applications for registration included in the Owned Intellectual Property Rights, specifying as to each such item, as applicable (A) the owner (or the co-owners) thereof, (B) the jurisdiction (foreign and domestic) in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration or application number of such item, and (D) the date of application and issuance or registration of such item (the “Registered IP”); and (ii) a list of all material unregistered Trademarks included in the Owned Intellectual Property Rights.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien other than Permitted Liens. There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property Rights. The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary for, or used or held for use in, and material to, the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company or one of its Subsidiaries, as applicable, has a valid right, license or sublicense to use the Licensed Intellectual Property Rights in connection with the operation of its business as currently conducted. The consummation of the transactions contemplated by this Agreement will not materially adversely (i) alter, encumber, impair or extinguish any rights of the Company or its Subsidiaries under any Company Intellectual Property, (ii) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any Action for the infringement of, any Company Product, any Owned Intellectual Property Rights or, to the extent such rights thereunder are currently held by the Company or any of its Subsidiaries, any Licensed Intellectual Property Rights or (iii) through the operation of any Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, encumber any of the Company Intellectual Property.

(c) Neither the Company nor any of its Subsidiaries has granted to any Person, under any Owned Intellectual Property Rights, (i) any exclusive license or rights, (ii) any covenant not to assert or enforce any Owned Intellectual Property Rights, or (iii) any non-exclusive licenses or rights that materially deviate in scope from the licenses granted by the Company in the ordinary course of business consistent with past practice in accordance with the Company’s standard form customer agreements, which agreements have been made available to Parent.

(d) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property Rights, except for use of facilities or personnel that does not result in such Governmental Authority or educational institution obtaining ownership of, or use rights to, such Company Intellectual Property and does not require or otherwise obligate the Company or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Company Intellectual Property. To the Knowledge of the Company, no current or former Service Provider who contributed to the creation or development of the Owned Intellectual Property Rights has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the business of the Company or any of its Subsidiaries as presently conducted during a period of time during which such Service Provider was also performing services for the Company or any of its Subsidiaries.

(e) (i) All necessary registration, maintenance and renewal fees due in connection with the prosecution and maintenance of Registered IP have been timely paid and (ii) all necessary documents, recordations and certificates in connection with Registered IP have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered IP registered in such jurisdictions, except in each case of (i) and (ii), for any prosecution or maintenance that the Company or its Subsidiaries has elected not to pursue in the exercise of the Company’s reasonable business judgment consistent with the ordinary course of business. To the Knowledge of the Company, there are no actions that must be taken by the Company or any of its Subsidiaries within 90 days of the Closing Date that, if not taken, will result in the loss of any of the Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions or other documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Registered IP.

(f) There is no, and since the Reference Date, there has been no Action pending and, to the Knowledge of the Company, no Action, inquiry or investigation threatened against or affecting the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Company Intellectual Property, or (ii) alleging that any of the Owned Intellectual Property Rights, or any Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, is invalid or unenforceable. To the Knowledge of the Company, there is no information, materials, facts or circumstances that would render any of the Owned Intellectual Property Rights unenforceable, or would adversely affect any pending application for any of the Owned Intellectual Property Rights. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, and there are no misrepresentation of or failure to disclose, any fact or circumstance in any application for any Owned Intellectual Property Rights that would constitute fraud, inequitable conduct or a misrepresentation with respect to such application that would render any such Owned Intellectual Property Rights invalid or unenforceable.

(g) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any right, title and interest in and to Patents of any Person in any material respect. None of the Company or any of its Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right (other than right, title and interest in and to Patents) of any Person in any material respect. There is no, and since the Reference Date there has been no Action pending and, to the Knowledge of the Company, no Action, inquiry or investigation threatened against or affecting the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (including the research, development, manufacture, marketing, promotion, offering for sale, sale or other commercialization, shipment, import, export or distribution, as applicable, of any Company Product) (i) alleging that the activities of the Company or any of its Subsidiaries, including the use of any of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries, conflicts with, misappropriates, infringes, contributes to the infringement of or otherwise violates any Intellectual Property Right of any Person or (ii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Neither the Company nor any of its Subsidiaries has, since the Reference Date, received from any Person any written offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights, except as would not reasonably be expected to alter, encumber, impair or extinguish rights of the Company or its Subsidiaries under any Company Intellectual Property in any material respect.

(h) None of the Registered IP has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Owned Intellectual Property Rights, have been the subject of a final and non-appealable finding of unpatentability. All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights are, to the Knowledge of the Company, valid (other than applications), enforceable (to the extent permitted by Law), in full force and effect and subsisting in all material respects.

(i) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or any Intellectual Property Right exclusively licensed, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(j) The Company and its Subsidiaries have taken commercially reasonable actions in accordance with customary industry practice to maintain the confidentiality of all material Trade Secrets of the Company or any of its Subsidiaries, and no such material Trade Secrets have been disclosed, and access to such Trade Secrets has not been provided to any Person, other than to employees, representatives and agents of the Company or any of its Subsidiaries, all of whom are under an obligation of confidentiality. No Service Provider or agent of the Company or any of its Subsidiaries is in default or breach of any confidentiality or non-disclosure agreement, or any confidentiality provisions of any Employment Agreement or Consulting Agreement, with the Company or such Subsidiary relating to the protection, ownership, development, use or transfer of any Trade Secrets or any other confidential information of the Company or any of its Subsidiaries.

(k) Each Employee and Independent Contractor who has been involved in the creation, invention or development of any material Company Product, Software, Business Data, or confidential information for or on behalf of the Company or any of its Subsidiaries (each, a “Contributor”), has executed an agreement with the Company or any of its Subsidiaries, as applicable, pursuant to which such Contributor has assigned to the Company or its Subsidiaries, as applicable, all of its right, title and interest in and to the results and proceeds of the services that such Contributor provides to the Company or any of its Subsidiaries, as applicable (or ownership vests in the Company or the applicable Subsidiary by operation of law). No Contributor owns or has any right in any Company Product, Software, Business Data, or confidential information of the Company, nor has any Contributor made any assertions with respect to any alleged ownership or rights thereto. No Contributor has ever excluded any material Intellectual Property Rights from any invention assignment or similar Contract executed by such Person in connection with such Person’s employment by or engagement with the Company or its Subsidiaries, as applicable.

(l) To the extent that any Company Product, Software, Business Data, or confidential information has been developed by or created by a current or former Third Party Service Provider for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such Third Party Service Provider with respect thereto pursuant to which such Third Party Service Provider has agreed to hold all Company Products, Software, Business Data, or confidential information in confidence, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted, any Intellectual Property Rights in such Company Product, Software, Business Data, or confidential information. In each case where the Company or any of its Subsidiaries has acquired any Company Product, Software, Business Data, or confidential information from any Third Party Service Provider, the Company or such Subsidiary obtained a valid and enforceable assignment sufficient to irrevocably transfer all Intellectual Property Rights therein to the Company or such Subsidiary, or ownership vests in the Company or the applicable Subsidiary by operation of law, and that the Company or the applicable Subsidiary has recorded such assignment with the U.S. Patent and Trademark Office or its respective equivalent foreign jurisdiction to the extent necessary to perfect title.

(m) The Company and its Subsidiaries (as applicable) are in possession of the Source Code and Object Code for all Software items that constitute Owned Intellectual Property Rights (“Owned Software”) that are material and necessary for the operations of the business of the Company and its Subsidiaries and no Person other than the Company or its Subsidiaries (or an employee, contractor, subcontractor, or consultant of the Company or one of its Subsidiaries) is in possession of, or has been granted any license or other right with respect to, any Source Code embodying any Owned Software. No such Source Code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person who was not or is not an employee, contractor, subcontractor, or consultant of the Company or one of its Subsidiaries, and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver or otherwise grant any right thereto. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or that any other grant of any right be made with respect thereto to, any Third Party by the Company or any of its Subsidiaries.

(n) Except as has not resulted and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has incorporated any Open Source Software or Third Party Component in any Owned Software (including any Company Product) that has been authored or created by the Company or any of its Subsidiaries, in a manner that would, as a condition of use, modification and/or distribution of such Open Source Software or Third Party Component (i) require disclosure or distribution of Source Code of the Owned Software, (ii) require the licensing thereof for the purpose of making derivative works, (iii) require the Owned Software or Company Product to be redistributable at no charge, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to the Owned Software or grant, or purport to grant, to any Third Party, any rights or immunities under the Owned Software or (v) otherwise impose any other material limitation, restriction or condition on the right of any Person with respect to its use or distribution. With respect to any Open Source Software or Third Party Component in any Owned Software (including any Company Product) that has been authored or created by the Company or any of its Subsidiaries and that is or has been used by the Company or any of its Subsidiaries in any way, the Company and its Subsidiaries have been and are in compliance, in all material respects, with all applicable Open Source Software and Third Party Component licenses with respect thereto.

(o) Following the Closing, the Surviving Corporation and its Subsidiaries will have all of the rights of the Company and its Subsidiaries under the Company Intellectual Property, to substantially the same extent that the Company and its Subsidiaries would have had if the Merger had not occurred and immediately prior to the Closing, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company and its Subsidiaries would otherwise be required to pay. To the Knowledge of the Company, there are no defects in any of the Company Products that would prevent the same from performing materially in accordance with the Company and its Subsidiaries’ obligations to customers under any Contracts.

(p) The IT Assets are adequate for, and operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects. The Company and each of its Subsidiaries take commercially reasonable actions in accordance with current industry practice that are designed to (i) protect the confidentiality, continuity, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with current industry practices, and (ii) ensure that all IT Assets are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects and (B) free from any Malicious Code or material bugs. To the Knowledge of the Company, none of the IT Assets contain any Malicious Code.

Section 3.17. Privacy and Information Security.

(a) Since the Reference Date, the Company, its Subsidiaries and its Third Party Service Providers have been at all times and remain in compliance in all material respects with all Privacy and Information Security Requirements. Since the Reference Date, the Company and its Subsidiaries have (i) implemented and maintain documented policies and procedures designed to ensure compliance with the Privacy and Information Security Requirements and (ii) have ensured that their third-party business partners (including but not limited to Customer Bank) are in compliance with all applicable Privacy and Information Security Requirements related to the business conducted with, or otherwise related to the business of, the Company and its Subsidiaries. Without limitation to the generality of the foregoing, and except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, neither the Company nor its Subsidiaries is prohibited from accessing FERPA protected information under 34 CFR 99.67 or any analogous state law, and the Company and its Subsidiaries have provided, or ensured the provision of, all requisite notices, obtained all required consents, operationalized all required data subject or consumer rights (including access, deletion and correction rights and opt-outs), and satisfied all other requirements necessary for the conduct of their respective businesses as currently conducted and in connection with the consummation of the transaction contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will comply with all Privacy and Information Security Requirements in all material respects.

(b) The Company and its Subsidiaries have implemented and maintain commercially reasonable and documented administrative, technical and physical measures to protect Personal Information and other Business Data against loss, damage and unauthorized access, use, modification or other misuse and to ensure the continued, uninterrupted and error-free operation of the Company Products and IT Assets. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries carry out customary data security risk audits, assessments and penetration testing, and the information security program of the Company and its Subsidiaries (i) identifies internal and external risks to the security of the Personal Information, Business Data, Company Products, and IT Assets; and (ii) implements, monitors and improves adequate and effective safeguards to control those risks. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have timely and reasonably remediated and addressed any and all audit or security assessment findings relating to their implementation of administrative, technical and physical security measures. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Employee has received training regarding information security that is relevant to each such Employee’s role and responsibility within the business of the Company and its Subsidiaries and to such Employee’s access to Personal Information, Business Data and IT Assets.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there have not been any actual, suspected or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no material data security, information security or other technological vulnerabilities with respect to the Company Products or with respect to the IT Assets that could impact the Company and its Subsidiaries’ operations or cause a Security Incident.

(d) The Company and its Subsidiaries have contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and IT Assets, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical and physical safeguards and (iii) restrict processing of Personal Information and ensure the return, adequate disposal or destruction of Personal Information. The Company and its Subsidiaries have taken commercially reasonable measures to ensure that Third Party Service Providers have complied, in all material respects, with their contractual obligations.

(e) Neither the Company nor any of its Subsidiaries have received any notice, order, claim, investigation, subpoena, audit, complaint or other correspondence or enforcement action from any Governmental Authority, data subject or other Person alleging a breach of, or non-compliance with, in any material respects, any Privacy and Information Security Requirements (other than immaterial individual data subject complaints and requests in the ordinary course of business of the Company or its Subsidiaries in a manner consistent with past practice) and, to the Knowledge of the Company, no circumstances exist which are likely to result in any such notice, order, claim, investigation, subpoena, audit, complaint or other correspondence or enforcement action being sent, served, given or made.

(f) All IT Assets used for automated data Processing by or on behalf of the Company or its Subsidiaries comply and have complied in all material respects with all applicable Laws governing guaranty or loan originator or servicing, including GLBA, information reporting requirements of the Internal Revenue Service and credit bureau report format requirements of the Consumer Data Industry Association and applicable state Law restrictions on the use of Social Security numbers.

Section 3.18. Taxes.

(a) All federal income Tax Returns and other material Tax Returns required by Tax Law to be filed with any Taxing Authority by the Company and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file). All federal income and other material Tax Returns of the Company and its Subsidiaries are accurate and complete in all material respects.

(b) The Company has made available to Parent complete and accurate copies of all (x) federal, state and local income Tax Returns, and any other material Tax Returns, including any material foreign or franchise Tax Returns, filed by or on behalf of the Company or its Subsidiaries and (y) examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries, in each case of clauses (x) and (y) for all the taxable years with respect to which the applicable period for assessment of the Tax Returns under applicable Tax Law, after giving effect to extensions or waivers, have not expired.

(c) The Company and its Subsidiaries have timely paid in full all material amounts of Taxes due and payable by them, except to the extent reflected on the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, or, where payment is not yet due and payable, has established in accordance with GAAP an adequate accrual for all such material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(d) The Company and its Subsidiaries have properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes required to be withheld from any payment (including any dividend or interest payment) to any Service Provider, creditor, stockholder, vendor or other Person and have complied in all material respects with all related record keeping and information reporting obligations under applicable Tax Law in connection therewith.

(e) There are no Liens in respect of Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(f) All income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year before the tax year ending in 2018 have been examined and closed by the relevant Taxing Authority or are Tax Returns with respect to which the applicable period for assessment under applicable Tax Law, after giving effect to extensions or waivers, has expired.

(g) There is no Action (including any refund litigation, audit or other matter in controversy) currently pending and, to the Knowledge of the Company, there is no Action, inquiry or investigation threatened, in each case against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Taxes or any Tax Return. The amount of Taxes pertaining to the correspondence received by the Company related to Washington state business and occupancy tax is either fully paid or not material. None of the Company or any of its Subsidiaries has received in writing any notice indicating an intent to open an audit or other review, any notice of deficiency, any notice of proposed adjustment or any request for information, in each case in respect of Taxes or any Tax Return, from any Taxing Authority which has not yet been resolved.

(h) No material deficiency for Taxes in respect of the Company or any of its Subsidiaries has been asserted as a result of any audit or examination by any Taxing Authority against the Company or such Subsidiary that has not been resolved by payment or otherwise. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company or the applicable Subsidiary of the Company.

(i) No extension for or waiver of the statute of limitations with respect to the time to assess Taxes of the Company or any of its Subsidiaries (i) has been granted, which grant remains in effect or (ii) has been requested, which request is currently pending. No power of attorney (other than powers of attorney authorizing employees of the Company or its Subsidiaries to act on behalf of the Company or its Subsidiaries) with respect to any Taxes has been executed or filed with any Tax Authority.

(j) The Company has made available to Parent accurate and complete copies of all private letter rulings and technical advice memoranda issued by a Tax Authority to the Company or any of its Subsidiaries and all tax opinions and similar legal memoranda issued by counsel or any tax advisor to the Company or any of its Subsidiaries since their formation. The Company or its Subsidiaries has not applied for and not yet received a ruling or determination from a Taxing Authority regarding a past or prospective transaction.

(k) None of the Company or any of its Subsidiaries has received, or applied for (which application remains outstanding), a Tax ruling from any Taxing Authority or entered into a “closing agreement” pursuant to Section 7121 of the Code or any similar provision of state, local or foreign applicable Law.

(l) Schedule 3.18(l) of the Disclosure Letter contains an accurate and complete list of all jurisdictions (foreign and domestic) in which the Company and its Subsidiaries currently file income and other material Tax Returns. No claim has been made by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(m) Each of the Company and its Subsidiaries has at all times since its inception been a “C corporation” within the meaning of Section 1361(a)(2) of the Code.

(n) Neither the Company nor any of its Subsidiaries (i) is or has been a member of a Company Tax Group other than one of which the Company was the common parent, (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law) or as transferee or successor or (iii) has any liability or potential liability to another Person under any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries is a party to, bound by or otherwise subject to any Tax Sharing Agreement with respect to a material amount of Taxes.

(o) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company or its Subsidiaries is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for United States federal, state, local or foreign income Tax purposes.

(q) Neither the Company nor any of its Subsidiaries is (i) a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or (ii) a surrogate foreign corporation described in Section 7874(b) of the Code.

(r) The Company or its Subsidiaries (i) does not and did not maintain a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a country other than the country in which the Company or the relevant Subsidiary is organized or resident, (ii) is not and has not been engaged in the active conduct of a trade or business in any country, other than the country in which the Company or the relevant Subsidiary is organized and resident, that subjected it to Tax in such country, (iii) is not and has never been otherwise subject to Tax in a jurisdiction outside the country in which it is organized or resident and (iv) is not required to register in any jurisdiction for VAT purposes pursuant to applicable Law. The Company or its Subsidiaries does not own stock in a corporation with respect to which the Company or its Subsidiaries maintains (A) a positive balance in its extraordinary disposition account within the meaning of Section 1.245A-5T(c)(3) of the Treasury Regulations or (B) a positive balance in its hybrid deduction account within the meaning of Section 1.245A(e)-1(d) of the proposed Treasury Regulations.

(s) Within the last two years, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in any transaction intended to qualify under Section 355 of the Code.

(t) Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(u) There is currently no limitation on the utilization of any net operating losses, capital losses, built-in losses, tax credits or similar items by the Company or any of its Subsidiaries under Sections 382 or 383 of the Code, the Treasury Regulations promulgated thereunder or any comparable provisions of state, local or foreign applicable Law.

(v) The Company and its Subsidiaries have duly kept and properly maintained all material records for all taxable years still open for audit that such Person is required to keep for Tax purposes under any applicable Law, and such records have been made available to Parent for inspection at the premises of the Company or one of its Subsidiaries. All agreements between or among the Company and its Subsidiaries or between two or more Subsidiaries of the Company have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code and any similar provision of state, local or foreign applicable Law. All transactions and other dealings between the Company or any of its Subsidiaries and a Third Party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

(w) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code executed prior to the Closing, (iii) installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or cash method of accounting adopted, in each case, with respect to a transaction that occurred prior to the Closing other than any transactions occurring in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, (iv) open transaction disposition entered into prior to Closing, (v) prepaid amount received prior to Closing, or (vi) deferred intercompany transaction in a taxable period (or portion thereof) ending before the Closing Date or excess loss account in existence at the Closing.

(x) Since December 31, 2023, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past custom and practice.

Section 3.19. Employee Benefit Plans; Labor Matters.

(a) Schedule 3.19(a) of the Disclosure Letter sets forth an accurate and complete list of each material Employee Plan. The Company has made available to Parent a copy of each material Employee Plan (or a description, if such plan is not written) and all amendments thereto and written interpretations thereof, including a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Forms 5500 and accompanying schedules and attachments thereto for each Employee Plan required to file IRS Forms 5500, (iv) the most recently prepared actuarial reports and financial statements, (v) all policies pertaining to fiduciary liability insurance, (vi) all discrimination and qualification tests for the two most recent plan years, (vii) all documents and correspondence relating thereto received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past three years, and (viii) all current employee handbooks, manuals, policies and procedures (including any handbook, manual, policy or procedure provided or prepared by a professional employer organization) that apply to any Service Provider. All Employee Plans cover only Service Providers located within the United States.

(b) Schedule 3.19(b) of the Disclosure Letter sets forth an accurate and complete list of each (i) Employment Agreement (other than at-will offer letters with no severance or change in control benefits or guaranteed term or payments) pursuant to which an Employee is entitled to receive (or is reasonably expected to be entitled to receive) more than $200,000 during any 12-month period, and (ii) Consulting Agreement pursuant to which an Independent Contractor is entitled to receive (or is reasonably expected to be entitled to receive) more than (A) $50,000 under the Contract or (B) $25,000 with respect to an individual, in each case during any 12-month period, and in each case as in effect as of the date of this Agreement. A copy of each such Employment Agreement or Consulting Agreement, as the case may be, together with any amendments thereto, has been made available to Parent. No current Employee or, to the Knowledge of the Company, Independent Contractor is a party to, or is otherwise bound by, any Contract that adversely affects the performance of such Employee’s or, to the Knowledge of the Company, Independent Contractor’s duties to the Company or its Subsidiaries. Except as would not be expected to result in material liability to the Company or its Subsidiaries, (i) the Company and its Subsidiaries have no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with the engagement of any Independent Contractor and (ii) the Company and its Subsidiaries have properly classified, pursuant to the Code and any other applicable Law, all Independent Contractors used by the Company or any of its Subsidiaries, and no such Independent Contractor could have a claim for benefits available to Employees only under any Employee Plan. The Company and its Subsidiaries have no “leased employees” within the meaning of Section 414(n) of the Code and do not use the services of any staffing or professional employer organization.

(c) The Company has made available to Parent an accurate and complete list of all former Employees whose employment has been terminated within 90 days preceding the date hereof, or whose work hours have been reduced within six months preceding the date hereof, including for each such Person: name, site of employment, job title, date of hire, date of employment loss, termination or layoff, if applicable, and amount of reduction in hours for each calendar month during the six-month period preceding the anticipated Closing Date, if applicable. To the Knowledge of the Company, no Employee in a position of Vice President or above intends to terminate his or her employment or services with the Company or its Subsidiaries.

(d) The Company has made available to Parent an accurate and complete list that sets forth, as of the date hereof: (i) each current Employee, including each such Person’s name, employer, job title, hire date, work location, current base salary, wage or commission rate, most recent annual bonus received and current annual bonus or incentive opportunity (including performance goals and target and maximum amounts), all other wage or compensation arrangements, fringe benefits (other than those available to all Employees), whether part-time or full-time, status as exempt or non-exempt under the Fair Labor Standards Act, immigration status, whether such Person was subject to a background or credit check when hired by the Company (or any predecessor), whether such Person has entered into an Employment Agreement and whether such individual is in active employment or on leave, and if on leave, the nature of such leave and the date of expected return; and (ii) each current Independent Contractor, including each such Person’s name, location, description of services, consulting or contracting term, consulting or contracting fee and an indication of whether such Person has entered into a Contract with the Company or any of its Subsidiaries. The employment of each Employee is terminable at will without compensation or other penalty and each Independent Contractor’s engagement may be terminated, without additional cost or penalty, on not more than 30 days’ notice. Each Employee’s employment is subject to the Laws of the United States only. The Company and its Subsidiaries have completed a Form I-9 (Employment Eligibility Verification) for each Employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof.

(e) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA); (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA or applicable state Law); (v) a “multiple employer plan” (as defined in Section 413(c) of the Code); or (vi) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) is so qualified and has been so qualified during the period since its adoption, and no event has occurred that would adversely affect such qualification. Each Qualified Plan is subject to a currently effective determination letter, or opinion letter on which the Company or applicable Subsidiary that is the plan sponsor is entitled to rely, from the IRS, and the Company has provided to Parent a copy of each such letter.

(g) Each Employee Plan has been established, maintained, funded and administered in compliance with its terms and with all applicable Law in all material respects, including ERISA and the Code. No Action (other than routine claims for benefits) is pending against or involves and, to the Knowledge of the Company, no Action, inquiry or investigation is threatened against or threatens to involve, any Employee Plan. The Company and its Subsidiaries have complied with applicable Law in all material respects with respect to each plan, arrangement or policy mandated by applicable Law (including plans or programs maintained by a Governmental Authority requiring the payment of social insurance Taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee).

(h) All assets of any funded Employee Plan consist of solely cash or actively traded securities, and no asset of any Employee Plan consists of employer securities (within the meaning of Section 407(d)(1) of ERISA). Each Employee Plan that provides health, life insurance or disability benefits is fully insured by a third party insurance company.

(i) All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered. Neither the Company nor any of its ERISA Affiliates nor any of their directors, officers, employees or agents has engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA and, to the Knowledge of the Company, no such non-exempt “prohibited transaction” has occurred with respect to an Employee Plan. No fiduciary (within the meaning of Section 3(21) of ERISA) who is an Employee, a committee of Employees, or the Company or a Subsidiary or, to the Knowledge of the Company, any other fiduciary has breached his, her or its fiduciary duty with respect to an Employee Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Employee Plan.

(j) Neither the Company nor any of its ERISA Affiliates has, or would reasonably be expected to have, any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement health, medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than health care continuation coverage as required by Section 4980B of the Code or similar applicable Law and for which the participant or beneficiary pays the full cost of coverage).

(k) All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Balance Sheet or disclosed in the notes thereto. The Company and its Subsidiaries have paid all salaries, bonuses, commissions, wages, severance and accrued vacation pay due to Employees, and any such amounts for any period ending on or before the Effective Time not due have been properly accrued to the extent required to be accrued under GAAP, and have been properly reflected on the Balance Sheet or disclosed in the notes thereto.

(l) Neither the Company nor any of its Subsidiaries has or could reasonably be expected to have any liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980G of the Code. The Company maintains a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether the Company or any Subsidiary is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and the Company and its Subsidiaries have offered such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Code) and their dependents.

(m) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, tax gross-up, severance, retirement or job security payment or benefit, or any increased or accelerated payment or benefit, (ii) other than as provided in Section 2.07 or Section 2.08, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, Employment Agreement, Consulting Agreement or other Contract with a current or former Service Provider, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Subsidiaries, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code (without regard to subsection (b)(4) thereof).

(n) No Employee Plan or other compensation benefit or arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 162(m). Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code.

(o) Each Employee Plan, Employment Agreement, Consulting Agreement or other arrangement of the Company or any of its Subsidiaries that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is currently and has at all relevant times been established, operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. Neither the Company nor any of its Subsidiaries is party to or has any obligations under any nonqualified deferred compensation plan within the meaning of Section 409A of the Code that is required to be aggregated under Section 409A of the Code with any of the arrangements listed on Schedule 3.19(a) of the Disclosure Letter.

(p) Neither the Company nor any of its Subsidiaries is a party or subject to, has ever been party or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. There is no, and there has not been in the past any, organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Employee. There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company and its Subsidiaries, on the one hand, and any current or former Employees, on the other hand. No investigation, review, complaint or proceeding by any Governmental Authority, or material investigation, review or complaint or any proceeding by any current or former Employee, with respect to the Company or any of its Subsidiaries in relation to the employment of any individual is pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice from any Governmental Authority indicating an intention to conduct the same.

(q) There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has not been since the Reference Date any, labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending against or affecting the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such action threatened or at risk to be commenced.

(r) The Company and its Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, equal opportunity, discrimination, sexual harassment, disability accommodation, protected leave, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) the Worker Adjustment and Retraining Notification Act and any comparable state, local or foreign law. Neither the Company nor any of its Subsidiaries is, or since the Reference Date has been, a government contractor.

(s) Since the past five years, (i) to the Knowledge of the Company, no allegations of sexual harassment or other sexual misconduct have been made against any current or former officer of the Company or any of its Subsidiaries or any Employee in managerial or executive position, and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by a Service Provider. Since the Reference Date, neither the Company nor any of its Subsidiaries has incurred any liability with respect to any such allegations. To the Knowledge of the Company, there are no such facts regarding sexual harassment or misconduct by a former or current Service Provider which, if they came to light in the public, would be likely to result in a material impact on the finances, reputation or standing of the Company or its Subsidiaries.

Section 3.20. Environmental Matters.

(a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written Action has been received by, and to the Knowledge of the Company, no written Action, inquiry or investigation is pending against, the Company or any of its Subsidiaries pursuant to Environmental Law, (ii) the Company and its Subsidiaries are and have been for the past five years in compliance with Environmental Laws and Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify in any materially adverse respect or terminate any such Environmental Permit, and the Company is not aware of any basis for any Environmental Permit to be terminated or adversely modified in any material respect, (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Person, has released any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, at any other location which would reasonably be expected to give rise to material liability of the Company or its Subsidiaries under Environmental Laws, (iv) there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever arising under any Environmental Law and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation, (v) neither the Company nor any of its Subsidiaries has assumed or provided an indemnity for, by Contract or by operation of law, any liabilities under Environmental Laws of any other Person, and (vi) the Company has made available to Parent accurate complete copies of all Environmental Permits, and all material environmental assessments, studies, audits, analyses and reports relating to the Company within the possession, custody or control of the Company.

Section 3.21. Material Contracts.

(a) Schedule 3.21(a) of the Disclosure Letter contains an accurate and complete list of each Material Contract as of the date hereof. As used in this Agreement, a “Material Contract” shall mean any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which such Person is, or any of its properties or assets are, bound, including all amendments, modifications, supplements, waivers, extensions and renewals thereof:

(i) any Contract (A) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any current or former Service Provider, or (B) pursuant to which the Company or any of its Subsidiaries may be obligated to make any bonus or similar payment to any current or former Service Provider in connection with the consummation of the transactions contemplated by this Agreement;

(ii) any Contract relating to any partnership, joint venture, strategic alliance, collaboration or other similar arrangement;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any material Company Intellectual Property or (B) grants the right to use, or a covenant not to be sued under, any Owned Intellectual Property Right, in each case of (A) and (B), excluding (w) licenses of commercially available or off-the-shelf software or similar systems with annual fees or aggregate consideration less than $300,000; (x) implied licenses or non-exclusive licenses incidental to the lease, sale or purchase of products or services; (y) non-exclusive licenses granted to customers and suppliers in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice; and (z) employee, contractor, subcontractor, or consultant agreements and nondisclosure agreements entered into in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice;

(iv) any Contract with any Governmental Authority (except for any immaterial Contracts with universities);

(v) any Contract with sole-source or single-source suppliers of material tangible products or services or pursuant to which the Company or any of its Subsidiaries has agreed to purchase a minimum quantity of goods relating to any Company Product or has agreed to purchase goods relating to any Company Product exclusively from a certain party;

(vi) any stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or arrangement, or any Contract or arrangement relating to the exercise of any voting rights in respect of any Company Securities;

(vii) any Contract containing “most favored nation” or similar preferential pricing provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

(viii) any Contract that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (A) $250,000 in the current or any future calendar year or (B) $750,000 in the aggregate;

(ix) any Contract with a Key Customer or Key Supplier;

(x) any Contract (A) for the disposition of all, or any significant portion of, the assets (including any Intellectual Property Rights) or business of the Company or any of its Subsidiaries, (B) for the acquisition of, directly or indirectly, a material portion of the assets (including any Intellectual Property Rights) or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (C) related to any acquisition or divestiture and that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or any other material contingent payment obligations, in each case that is not terminable by the Company or its Subsidiaries without penalty without more than 60 days’ notice;

(xii) any Lease (including all guarantees with respect thereto);

(xiii) any Contract that provides for indemnification of any current or former Service Provider;

(xiv) any Contract relating to indebtedness for borrowed money, any guarantees thereof or the granting of Liens over the property or assets of the Company or any of its Subsidiaries (other than Permitted Liens);

(xv) any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries;

(xvi) any Company Regulatory Agreement;

(xvii) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries); and

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

(b) The Company has made available to Parent an accurate and complete copy of each Material Contract as of the date of this Agreement. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its applicable Subsidiary party thereto, and to the knowledge of the Company, by the other parties thereto, in each case, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract, has breached or violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a material breach or a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted in any material respect under any Material Contract. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party or to adjust the fee schedule under such Material Contract in any material respects.

Section 3.22. Key Customers; Key Suppliers.

(a) Schedule 3.22(a) of the Disclosure Letter sets forth an accurate and complete list of the top ten customers, measured by revenue to the Company and its Subsidiaries, on a consolidated basis, during the 8-month period ended as of August 31, 2024 (the “Key Customers”).

(b) Schedule 3.22(b)(i) of the Disclosure Letter sets forth an accurate and complete list of (i) the top ten suppliers, measured by payments from the Company and its Subsidiaries, on a consolidated basis, during the 8-month period ended as of August 31, 2024, and (ii) to the extent not included in clause (i), any suppliers of the Company or its Subsidiaries which the Company designated as “Tier 1” pursuant to the spreadsheet set forth on Schedule 3.22(b)(ii) (collectively, the “Key Suppliers”).

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no Key Supplier or Key Customer has terminated, suspended, canceled or materially and adversely modified (i) its business relationship with the Company and/or any of its Subsidiaries or (ii) the terms of a Material Contract. Neither the Company nor any of its Subsidiaries has received written notice as of the date of this Agreement that any such Key Supplier or Key Customer intends to terminate, suspend, cancel or materially and adversely modify its business relationship with the Company and/or any of its Subsidiaries or the terms of a Material Contract. As of the date of this Agreement, there are no unresolved material claims or disputes pending between the Company and/or any of its Subsidiaries, on the one hand, and any Key Supplier or Key Customer, on the other hand.

Section 3.23. Transactions with Affiliates. Except for employment or compensation agreements or similar arrangements with directors, officers and employees made in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, none of the following Persons is or since the Reference Date has been a party to any transaction, Contract, commitment, arrangement or understanding with the Company or has engaged in any transaction with the Company or any of its Subsidiaries: (a) any present or former officer or director the Company or any of its Subsidiaries; (b) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries; or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b).

Section 3.24. Insurance. The Company has made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued, except as has not had and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no material claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters thereof. The Company and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge as of the date of this Agreement of any threatened early termination of, or material premium increase with respect to, any of such policies or bonds.

Section 3.25. Finders’ Fees. Except for Janney Montgomery Scott LLC (the “Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement. The Company has made available to Parent prior to the date hereof a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

Section 3.26. Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor, as financial advisor to the Board of Directors, to the effect that, as of the date of this Agreement, the Merger Consideration to be received pursuant to this Agreement by holders of the Shares is fair to the Company’s stockholders from a financial point of view, and such opinion has not been withdrawn, rescinded or modified. The Company shall deliver a correct and complete copy of such written opinion of the Financial Advisor to Parent solely for informational purposes promptly after receipt thereof by the Company. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety or references thereto in the Proxy Statement.

Section 3.27. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, the execution, delivery and performance of this Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby or thereby from Section 203 of the DGCL and, accordingly, neither such Section 203 nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other Takeover Statutes apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby. There is no stockholder rights plan, “poison pill” or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 3.28. No Other Representations or Warranties. The Company acknowledges that neither Parent nor Merger Sub nor any Person on their behalf makes, and the Company has not relied upon any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company or its Representatives in connection with the Transactions, other than the representations and warranties contained in Article 4 and the representations and warranties contained in the Voting Agreements or any certificates delivered in connection with this Agreement or the Voting Agreements.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

Section 4.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization, and has the corporate power and authority to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02. Corporate Authorization. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by Parent and Merger Sub, as applicable, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution or delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except, with respect to the Merger, for (a) the adoption of this Agreement by the sole stockholder of Merger Sub, following the execution and delivery of this Agreement, and (b) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03. Governmental Authorization. None of the execution or delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement requires any action by or in respect of, Permit from or declaration or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or any foreign securities laws and the rules, regulations and requirements of NYSE, (c) compliance with any applicable requirements by any Banking Regulators or Banking Laws, and (d) any actions, Permits, declarations or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.04. Non-contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in clauses (a) through (c) of Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (a) through (d) of Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05. Information Supplied.

(a) The information with respect to Parent or any of its Subsidiaries that Parent supplies to the Company specifically for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not false or misleading.

(b) Notwithstanding the foregoing in this Section 4.05, Parent makes no representation with respect to statements included or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based upon information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.06. Finders’ Fees. Except for Wedbush Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 4.07. Available Funds. Parent has, and at the Effective Time will have, funds available that are sufficient to consummate the Merger on the terms contemplated by this Agreement and to perform its obligations under this Agreement.

Section 4.08. Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or Merger Sub is subject to any administrative decision or award, quasi-judicial decision or award, judgment, decree, writ, injunction, ruling, order or decision, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09. Ownership of Merger Sub. All of the issued and outstanding shares of common stock of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding shares of common stock of Merger Sub are as of the date hereof owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters relating to formation and execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement, has not prior to the date hereof engaged in any business or other activities.

Section 4.10. Ownership of Equity of the Company. Neither Parent nor Merger Sub, as of the date of the Agreement, own any Shares or are or have been during the past three years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.

Section 4.11. Regulatory Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) since the Reference Date, (i) Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, notices, applications, and other filings, and documents (together with any amendments required to be made with respect thereto) that they have been legally required to file or furnish, with or to the FDIC, the NCCOB, or any other Governmental Authority, and (ii) Parent and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith, and (b) as of their respective dates, such reports, notices, applications, and other filings and documents so filed or furnished by Parent or its applicable Subsidiaries complied with all applicable Laws.

Section 4.12. No Other Representations or Warranties. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or their Representatives in connection with the transactions contemplated by this Agreement, other than the representations and warranties contained in Article 3 or the representations and warranties contained in the Voting Agreements or in any certificate delivered in connection with this Agreement or the Voting Agreements.

Article 5
COVENANTS OF THE COMPANY

Section 5.01. Conduct of the Company.

(a) During the period from the date hereof until the Effective Time, except (i) as expressly required or expressly permitted by this Agreement, (ii) as required by applicable Law or a Governmental Authority, or (iii) if Parent shall have expressly consented in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries, to conduct its business in the ordinary course in a manner consistent with past practice and in compliance in all material respects with applicable Law and all Material Contracts. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all of its foreign, federal, state and local Permits, (C) keep available the services of its directors, officers, employees and consultants and (D) maintain its existing business relationships and goodwill with those Persons (including Customers) having significant business relationships with it.

(b) Without limiting the generality of the foregoing, except (i) as expressly required or expressly permitted by this Agreement, (ii) as expressly required by applicable Law or a Governmental Authority, or (iii) as set forth in the applicable subsection of Schedule 5.01(b) of the Disclosure Letter, during the period from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(ii) (A) split, combine or reclassify any shares of its capital stock or any other equity securities (including the Shares), (B) declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of wholly owned Subsidiary of the Company, or (C) other than to satisfy any Tax withholding obligations upon the vesting of any Company Stock Awards, or to satisfy the exercise price or any Tax withholding obligations upon the exercise of Company Warrants, in each case that are outstanding on the date hereof in accordance with their respective terms on the date hereof, redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities;

(iii) (A) issue, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (I) any purchase rights under the ESPP that are outstanding on the date hereof in accordance with their respective terms on the date hereof and in compliance with the terms of this Agreement, (II) any Shares upon the vesting of any Company Stock Awards that are outstanding on the date hereof in accordance with their respective terms on the date hereof, (III) any Shares upon the exercise of any Company Warrants that are outstanding on the date hereof in accordance with their respective terms on the date hereof, and (IV) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company; or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) incur any capital expenditures (or any obligations or liabilities in respect thereof), other than (A) in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice and not in excess of $200,000, and (B) those set forth in the capital expenditure plan set forth on Schedule 5.01(b)(iv) of the Disclosure Letter;

(v) acquire (A) any assets or properties, other than supplies or equipment in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, or (B) directly or indirectly, by merger or consolidation, or by acquisition of stock or assets, any corporation, partnership, joint venture, association, organization or other business or entity or division thereof (or any equity interest in any of the foregoing);

(vi) adopt a plan of complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vii) sell, assign, lease, license or otherwise transfer, abandon, dispose of or permit to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets (including any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries), securities, properties, interests or businesses, other than in the ordinary course of the business of the Company and its Subsidiaries in a manner consistent with past practice;

(viii) (A) extend, amend, waive, cancel or modify any rights in or to material Company Intellectual Property in a manner that is materially adverse to the Company or its Subsidiaries, (B) fail to take commercially reasonable steps to protect any material Patent application owned by the Company or any of its Subsidiaries or (C) divulge, furnish or make accessible any Owned Intellectual Property Rights that constitute material Trade Secrets, other than in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice to any Third Party that is subject to an enforceable written agreement to maintain the confidentiality of such material Trade Secrets;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to or in the Company or any wholly-owned Subsidiary of the Company, (B) routine advances for business expenses to current Employees in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice and in accordance with the Company’s expense reimbursement policies, or (C) extensions of credit to customers in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof;

(x) other than in respect of intercompany indebtedness between the Company and any wholly-owned Subsidiaries of the Company or among any wholly-owned Subsidiaries of the Company, create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money in excess of $100,000 in the aggregate (or guarantees thereof), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

(xi) (A) other than in the ordinary course of the business of the Company and its Subsidiaries in a manner consistent with past practice, renew, enter into, amend or modify in any material respect or terminate any Material Contract or any Contract which would be a Material Contract if it were in existence on the date hereof (except the expiration or renewal of any Material Contract in accordance with its terms) or (B) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries, in each case other than any such action that is solely for purposes of, to the extent necessary, and limited to, carrying on any other action expressly permitted under this Section 5.01(b);

(xii) (A) except as expressly required by any Employee Plan, Employment Agreement or Consulting Agreement as in effect on the date hereof that is also listed on Schedule 3.19(a) or Schedule 3.19(b) of the Disclosure Letter with respect to any current or former Service Provider, (I) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits (or amend any existing severance pay or termination arrangement), other than increases in base compensation in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice for non-executive Employees and not in excess of 3% individually or 3% in the aggregate, (II) grant any equity or equity-based awards to, or exercise any discretion to accelerate the vesting or payment of, any such awards held by any current or former Service Provider, (III) enter into, establish, adopt, amend or terminate any employment, consulting services, severance, retention, change in control, termination pay, retirement, deferred compensation or other similar agreement or arrangement, or (IV) fund or provide for funding of any Employee Plan, other than in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice; (B) establish, adopt, enter into, amend (except as required by applicable Law) or become obligated to contribute to any Employee Plan or Collective Bargaining Agreement; (C) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider; (D) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code; or (E) hire or engage the services of any individual as a Service Provider who will receive annual base compensation in excess of $75,000 or terminate the service of any Service Provider who received annual base compensation in excess of $75,000 other than for Cause; provided, that the Company and its Subsidiaries may fill vacancies (other than of its executive officers) in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice;

(xiii) fail to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than such policies that expire by their terms (in which event the Company or its applicable Subsidiary shall use reasonable best efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course of the business of the Company and its Subsidiaries in a manner consistent with past practice;

(xiv) fail to (A) take commercially reasonable actions to protect data security or information security in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, (B) proceed with material data or information security improvements that have been planned and approved as of the date of this Agreement or (C) conduct customary data security audits in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, in each case in compliance in all material respects with all internal policies and applicable Laws;

(xv) modify in any material respect any of its policies related to Privacy and Information Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, except as necessary or beneficial to comply with Privacy and Information Security Requirements or required by a Governmental Authority;

(xvi) convene any regular or special meeting (or any adjournment or postponement thereof) of the Company’s stockholders other than (A) the Company Stockholders’ Meeting and (B) to the extent required by an order of a court of competent jurisdiction, an annual meeting of the Company’s stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters in the ordinary course;

(xvii) change the Company’s methods of accounting (including any change to the Company’s fiscal year), except (A) as required by concurrent changes in GAAP or in Regulation S-X, or a Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as agreed to by its public accountants or (B) as required by applicable Law;

(xviii) (A) commence any Action other than in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice or (B) settle, or offer or propose to settle, any Action, inquiry or investigation (except with respect to immaterial routine matters or in the ordinary course of the business of the Company and its Subsidiaries in a manner consistent with past practice), any stockholder Action or dispute against the Company or any of its officers or directors or any Action, inquiry, investigation or dispute that relates to the transactions contemplated hereby, in each such case, that following the Effective Time, (I) imposes (including as a result of any conduct remedy, injunctive or similar relief or any exclusive or nonexclusive license or cross license or similar agreement with respect to Intellectual Property Rights) any obligation to be performed by, or any restriction against, the Company or any of its Subsidiaries (other than customary confidentiality provisions) or (II) involves a payment of monetary damages by the Company or any of its Subsidiaries in an amount in excess of $50,000 individually or, in the aggregate of all such cases, that involves a payment of monetary damages by the Company or any of its Subsidiaries in an amount in excess of $250,000; provided, that notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Transaction Litigation except as expressly permitted by Section 5.10;

(xix) make (outside of the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice) or change any material Tax election, change any Tax accounting period, adopt or change any material method of Tax accounting, enter into any Tax Sharing Agreement, amend any Tax Returns, file any Tax Returns that are due after the Closing Date, enter into any “closing agreement” as described in Section 7121 of the Code with respect to Taxes, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries (other than any automatic extensions of time to file Tax Returns);

(xx) enter into any new line of business;

(xxi) adopt or implement any stockholder rights plan, “poison pill” or similar device or arrangement;

(xxii) notwithstanding any other provisions hereof, take any action that could reasonably be expected to (A) impede or materially delay consummation of the transactions contemplated by this Agreement on a timely basis, (B) require the receipt of any Permit, or consent, approval or waiver of any Third Party, in each case in connection with the consummation of the transactions contemplated by this Agreement, (C) result in any of the conditions set forth in Article 8 not being satisfied, or (D) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or

(xxiii) offer, propose, agree, authorize, resolve or commit to do any of the foregoing;

provided, that nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

Section 5.02. Access to Information.

(a) During the period from the date hereof until the Effective Time, subject to the Confidentiality Agreement, the Company shall, in connection with this Agreement: (i) give to Parent and its Representatives reasonable access to the offices, properties, facilities, assets, books, records, Service Providers and Representatives of the Company and its Subsidiaries (other than any of the foregoing solely to the extent related to the negotiation of this Agreement, or, except as expressly provided in Section 5.04, to any Acquisition Proposal or any deliberation of the Board of Directors regarding any Acquisition Proposal or an Adverse Recommendation Change, the disclosure of which shall be governed by Section 5.04), (ii) promptly furnish to Parent and its Representatives such financial, tax and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the Service Providers and Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, that in the event this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall survive for a period of one year following such termination, and the Confidentiality Agreement is hereby amended to reflect the foregoing. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, and the parties shall use reasonable best efforts to ensure that any such investigation is conducted materially in accordance with the Company’s bona fide information technology and cybersecurity policies (including with regard to access, storage and disclosures) in place as of the date hereof, a copy of which shall have been made available to Parent prior to the date hereof. No information or knowledge obtained in any investigation pursuant to this Section 5.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder or any conditions of Parent’s obligation to consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Section 5.02(a), the Company shall not be required to provide any access or information to Parent solely to the extent such access or information is directly related to an active litigation in front of a court of competence jurisdiction in which Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, are adverse parties.

(b) The provisions of Section 5.02(a) shall not require and shall not be construed to require the Company to permit any access to or any inspection or review of, or to disclose or otherwise make available, any information that in the reasonable judgment of the Company would (i) waive the protection of any attorney-client privilege, work product or other applicable legal privilege or doctrine, (ii) result in the disclosure of any personal information that would expose the Company to the risk of liability or (iii) violate any applicable Law or Contract. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 5.02(a) and withholds information on the basis of any of the foregoing clauses (i), (ii) or (iii), the Company shall inform Parent as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection.

Section 5.03. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 5.04(e), the Company shall include the Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Company, Parent and Merger Sub shall each use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC or its staff with respect to the Proxy Statement, as applicable.

(b) The Company shall promptly (and, in any event, within 48 hours) notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to the Company’s stockholders, and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments reasonably proposed by Parent in good faith (it being understood that Parent shall provide any such comments reasonably promptly). The Company will cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable to the Company’s stockholders entitled to vote at the Company Stockholders’ Meeting (and in any event no later than 20 calendar days before the date of the Company Stockholders’ Meeting). If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC.

(c) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change or the receipt of any Acquisition Proposal, the Company shall, as promptly as practicable, duly call, give notice of, establish a record date for, convene and hold a meeting of its stockholders for the purpose of obtaining the Required Stockholder Approval (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be no later than 40 Business Days after (i) the tenth calendar day after the preliminary Proxy Statement has been filed with the SEC (or if such date is not a Business Day, the next succeeding Business Day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if by such tenth calendar day the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. Unless the Company has made an Adverse Recommendation Change in accordance with Section 5.04(e), the Company shall use its reasonable best efforts to obtain the Required Stockholder Approval. The Company shall promptly conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. The Company shall (A) upon Parent’s written request, provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Company Stockholders’ Meeting, and on the day of, but prior to the Company Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Required Stockholder Approval have been obtained.

(d) Notwithstanding anything to the contrary contained herein, but subject to the immediately following sentence, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Required Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such single adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven calendar days from the prior scheduled date or to a date on or after the fifth Business Day preceding the End Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) after consultation with Parent, the Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment of the Company Stockholders’ Meeting is required in order to give the Company’s stockholders sufficient time to evaluate any amendment or supplement to the Proxy Statement that the Company is required to provide to such holders under applicable Law (so long as any such supplement or amendment was provided in compliance with this Agreement); provided, that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (ii) on no more than two occasions and no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven calendar days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the End Date. Notwithstanding any Adverse Recommendation Change or the receipt of any Acquisition Proposal, unless this Agreement has been validly terminated pursuant to Section 9.01, (A) the Company shall submit this Agreement to the stockholders of the Company for approval at the Company Stockholders’ Meeting and (B) the only matters to be voted upon at the Company Stockholders’ Meeting shall be the Required Stockholder Approval and routine proposals required in connection with such vote (and not any other matters, including any Acquisition Proposal).

Section 5.04. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. During the period from the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents, financing sources and other advisors or representatives (collectively, with respect to any Person, such Person’s “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, propose, seek, knowingly encourage (including by way of furnishing information or data) or take any action designed to facilitate or induce any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal);

(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 5.04 prohibit such discussions or negotiations, or discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal);

(iii) furnish or cause to be furnished any confidential or non-public information or data of or with respect to the Company or any of its Subsidiaries, or afford or caused to be afforded access to the business, operations, properties, assets, books, records, or other non-public information or data, or to any personnel, of the Company or any of its Subsidiaries, to any Third Party in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

(iv) amend or grant any waiver or release under any standstill, confidentiality or similar agreement; provided, that if, and only if, prior to obtaining the Required Stockholder Approval, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill, confidentiality or similar agreement would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Delaware Law, the Company may then amend or grant a waiver or release under such standstill, confidentiality or similar agreement, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 5.04;

(v) exempt any person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in any restrictive provision of the Company’s certificate of incorporation, bylaws or other organizational documents or in Section 203 of the DGCL (or similar provisions of any other Takeover Statutes), including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL;

(vi) enter into any Alternative Acquisition Agreement; or

(vii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

Any breach of this Section 5.04 by a Representative of the Company or any of its Subsidiaries (whether or not such person is purporting to act on behalf of the Company or such Subsidiary) shall be deemed a breach of this Section 5.04 by the Company as if such Representative were “the Company” hereunder.

(b) Exceptions. Notwithstanding anything to the contrary set forth in Section 5.04(a), at any time prior to obtaining the Required Stockholder Approval, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that is not withdrawn and did not arise from or in connection with a breach of the obligations set forth in this Section 5.04, the Company may:

(i) enter into an Acceptable Confidentiality Agreement with any Person that has made an Acquisition Proposal;

(ii) furnish confidential or non-public information or data of or with respect to the Company or any of its Subsidiaries, in response to a request therefor (including non-public information regarding the Company or any of its Subsidiaries) or afford access to the business, operations, properties, assets, books, records, or other non-public information or data, or to any personnel, of the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that such information or data has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information or data is made available to such Person or its Representatives; and provided, further, that, prior to furnishing any such information or data, Parent receives from the Company an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement between the Company and the Person making such Acquisition Proposal; and

(iii) participate in any discussions or negotiations with any such Person or its Representatives regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i), (ii) or (iii) above, (A) the Board of Directors determines in good faith (I) after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (II) after consultation with its outside legal counsel, that failure to take such action described in clauses (i) or (ii) above, as applicable, would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Delaware Law and (B) the Company has delivered to Parent written notice advising Parent of the Board of Directors’ determination pursuant to the foregoing clause (A) and the Company’s intention to take the action described in clauses (i) through (iii) above.

(c) Notice of Acquisition Proposals. During the period from the date hereof until the Effective Time, the Company shall promptly (and, in any event, within 48 hours) give written notice to Parent if (i) any Acquisition Proposals are received by or (ii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, in each case of clauses (i) and (ii), the Company or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete unredacted copies of any written requests, proposals or offers, including complete unredacted copies of proposed agreements). After the giving of such notice, the Company shall keep Parent informed, on a prompt basis (and, in any event, within 48 hours), of the status and material terms of any such proposals or offers (including any material amendments or modifications thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified, and shall provide Parent with complete unredacted copies of any written agreement, written amendment or written proposed amendment of any such Acquisition Proposal reasonably promptly (and, in any event, within 48 hours) after receipt thereof.

(d) No Adverse Recommendation Change. Except as permitted by Section 5.04(e) or Section 5.04(f), the Company agrees that neither the Board of Directors or any committee thereof shall:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board Recommendation, in each case in a manner adverse to Parent or Merger Sub;

(ii) fail to include the Board Recommendation in the Proxy Statement;

(iii) fail to (A) reaffirm the Board Recommendation following the public disclosure of any Acquisition Proposal or any material modification thereto, or (B) recommend against acceptance of a tender or exchange offer by the Company’s stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding Shares, in either case of clauses (A) or (B), prior to the Company Stockholders’ Meeting and, in the case of clause (A), within three Business Days after receipt of a written request of Parent (or, if earlier, at least two Business Days prior to the Company Stockholders’ Meeting) provided that Parent may not make any such request on more than one occasion in respect of any Acquisition Proposal or any material modification of an Acquisition Proposal; or, in the case of clause (B), no later than 5:30 p.m. (New York City Time) on the tenth Business Day after the commencement of such tender offer or exchange offer; provided, that the taking of no position or a neutral position by the Board of Directors in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer; or

(iv) adopt, approve or recommend, publicly declare advisable, publicly propose to adopt, approve or recommend or publicly propose to enter into, any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, license agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.04(b)(i)) relating to any Acquisition Proposal, whether such agreement is binding or non-binding (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i) through (iv), an “Adverse Recommendation Change”).

(e) Certain Permitted Adverse Recommended Changes. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Stockholder Approval, the Board of Directors (x) may effect an Adverse Recommendation Change (A) in response to the occurrence of an Intervening Event, or (B) in response to the Company’s receipt of an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement that is not withdrawn, did not arise from a breach of the obligations set forth in this Section 5.04 and constitutes a Superior Proposal or (y) solely in response to a Superior Proposal, may cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.01(d)(i) if (and only if) the Company pays the Termination Fee to Parent in accordance with Section 9.02(b)(iv) and immediately following (and in no event prior to) such termination, the Company enters into a binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that prior to, and as a condition to, taking any such action:

(i) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action described in this Section 5.04(e) in response to such Superior Proposal or Intervening Event, as applicable, would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Delaware Law;

(ii) the Company has given Parent written notice (the “Adverse Recommendation Change Notice”) of such action and the basis therefor at least four Business Days in advance, which Adverse Recommendation Change Notice shall set forth in writing that the Board of Directors intends to take such action and (A) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 5.04(c) (including by providing complete unredacted copies of any documents or agreements providing for such Superior Proposal and any other documents or agreements referred to in or to be entered into in connection with such Superior Proposal, including any and all Alternative Acquisition Agreements), and (B) in the case of an Intervening Event, a reasonably detailed description of such Intervening Event;

(iii) after giving such Adverse Recommendation Change Notice, the Company shall have, and shall have caused its Representatives to, negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement as would cause (A) such Adverse Recommendation Change in respect of an Intervening Event to no longer be required, or (B) such Acquisition Proposal to cease to be a Superior Proposal; as applicable, and

(iv) at the end of such four Business Day period, the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed in writing by Parent (such changes, the “Parent Proposal”) and any other information offered by Parent in response to the Adverse Recommendation Change Notice, and shall have determined in good faith (A) after consultation with its outside legal counsel and its independent financial advisor, that in the case of a Superior Proposal, such Superior Proposal continues to constitute a Superior Proposal, and, in the case of an Intervening Event, that such Intervening Event remains in effect, and (B) after consultation with its outside legal counsel, that failure to take such action described in this Section 5.04(e) in response to such Superior Proposal or Intervening Event, as applicable, would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Delaware Law, in each case, if such Parent Proposal were to be given effect.

A new Adverse Recommendation Change Notice that complies with clause (ii), and new compliance with clauses (iii) and (iv), of this Section 5.04(e) shall be required in the event of any amendment or modification to the financial terms, and any other material amendment or modification, to any Acquisition Proposal (which will be deemed to be a new Acquisition Proposal for purposes of Section 5.04(c) and this Section 5.04(e)) or any material change to the Intervening Event (which shall be deemed to constitute a new Intervening Event); provided, that, in the event of such new Adverse Recommendation Change Notice, the four Business Day period in clause (ii) and (iv) of this Section 5.04(e) shall be deemed to be references to two Business Days.

(f) Certain Permitted Disclosures. Nothing contained in this Section 5.04 shall prevent the Company from complying with its disclosure obligations under Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 5.04 and expressly reaffirms the Board Recommendation in such statement or in connection with such action; provided, that this Section 5.04(f) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except to the extent permitted by Section 5.04(e))

(g) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to, immediately cease and terminate, and cause to be ceased and terminated, any and all existing activities, discussions or negotiations, if any, with any Third Party, its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall use its reasonable best efforts to cause any such Third Party, its Representatives in possession of confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable, but in no event later than 48 hours following the execution of this Agreement (including by distributing a request to each such Third Party to return or destroy all such information within three Business Days after the date hereof). The Company will immediately terminate all physical and electronic “data room” or similar access previously granted to any such Persons.

Section 5.05. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors (or a duly formed committee thereof satisfying the applicable requirements of the Exchange Act) shall take all such steps as may be required or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.06. Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares and Company Public Warrants from NYSE and the deregistration of the Shares and Company Public Warrants under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.07. Takeover Statutes. During the period from the date hereof until the Effective Time, the Company shall, to the extent permitted by applicable Law, use reasonable best efforts (a) to take all actions necessary so that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Laws (collectively, the “Takeover Statutes”) becomes applicable to any of the transactions contemplated by this Agreement or the Voting Agreements and (b) if any such Takeover Statute becomes applicable to the transactions contemplated by this Agreement or the Voting Agreements, to grant such approvals and take all actions necessary so that the transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Statute on the transactions contemplated hereby or thereby.

Section 5.08. Interim Communications by the Company. During the period from the date hereof until the Effective Time, prior to making any communications generally disseminated to the employees, or to any Service Providers, customers, suppliers, vendors, contractors or other Persons in each case who is a party to any Material Contract (including any Key Customers and Key Suppliers), relating to the transactions contemplated by this Agreement, the Company shall provide Parent with prior written notice of the intended communication, and Parent shall have the right to review such communication and provide comments, which the Company shall consider in good faith to provide a mutually agreeable communication.

Section 5.09. Tax Sharing Agreements. Any Tax Sharing Agreement to which the Company or any of its Subsidiaries is party shall be terminated with respect to the Company or such Subsidiary as of the Effective Time and have no further effect thereafter. Any payment to be made by the Company or any of its Subsidiaries under any Tax Sharing Agreement shall be made prior to the Closing, and no such payment shall be required to be made after the Effective Time.

Section 5.10. Transaction Litigation. The Company shall promptly advise Parent in writing of any Action, inquiry or investigation (including any putative class action or derivative litigation) asserted, or to the Company’s Knowledge, threatened in writing, or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors, any committee thereof or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the transactions contemplated hereby, including any such claim or Action, inquiry or investigation based on allegations that the Company’s entry into this Agreement, the terms and conditions of this Agreement or any of the transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Board of Directors or any officer of the Company (any such Action, a “Transaction Litigation”) and shall keep Parent reasonably informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 5.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided, that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.11. Regulatory Matters. Without limiting the generality of Section 5.10, the Company shall promptly (and in any event within five Business Days) advise Parent in writing of any Action, inquiry or investigation asserted, threatened in writing or commenced by, on behalf of or in the name of, or against the Company or any Subsidiary of the Company brought by or before any Governmental Authority (any such Action, inquiry or investigation, whether brought prior to, on or after the date of this Agreement, a “Regulatory Action”) and shall keep Parent informed on a reasonably current basis regarding any such Regulatory Action. Subject to applicable Laws, the Company shall give Parent the opportunity to (a) participate in any response (whether written or orally), defense, discussion, negotiation, settlement or compromise of any Regulatory Action, and (b) consult with counsel to the Company regarding any response (whether written or orally), defense, discussion, negotiation, settlement or compromise with respect to any such Regulatory Action. For purposes of this Section 5.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to any Regulatory Action (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may provide comments or suggestions with respect to such Regulatory Action which the Company shall consider in good faith; provided, that the Company shall not settle or compromise or offer or agree to settle or compromise any Regulatory Action without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.12. Warrant Agreement Amendment. Prior to the Closing, the Company shall use reasonable best efforts to enter into an amendment to the Warrant Agreement with the Warrant Agent, effective as of the Closing, in accordance with Sections 4.4 and 9.8(ii) of the Warrant Agreement to (a) provide for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) pursuant to Section 4.4 of the Warrant Agreement, and (b) clarify that following the Effective Time, the Company (or its successor or Affiliates) shall have no obligations to register the Company Warrants or Shares, or otherwise file or maintain any registration statement with respect to the Company Warrants or the Shares, in each case, on mutually agreed terms by and between the Company, and the Warrant Agent and which terms are satisfactory to Parent (the “Warrant Agreement Amendment”). The Company shall take all necessary actions to comply with the Warrant Agreement in connection with the transactions contemplated hereby, and to cooperate and assist Parent with respect to the negotiation, execution and delivery of the Warrant Agreement Amendment and complying with any other obligations of the Warrant Agreement in connection with the transactions contemplated hereby, including coordinating with the Warrant Agent, providing notice to the Warrant Agent or holders of the Company Warrants, and subject to Section 5.02, providing necessary information or materials to Parent and its Representative, and executing any necessary documents or other instruments to perform its obligations under this Section 5.12, including the Warrant Agreement Amendment. Notwithstanding the foregoing, the Company shall not provide notice, file or disseminate any materials to, or otherwise communication with, holders of the Company Warrants except as required by the Warrant Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.13. FIRPTA Certificate. The Company shall deliver to Parent a statement, in form and substance reasonably satisfactory to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code, which statement shall satisfy the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with a form of notice to the IRS prepared in accordance with Treasury Regulation Section 1.897-2(h)(2); provided, that the sole remedy of Parent for the Company’s failure to deliver such certificate and form of notice is to withhold in accordance with Section 2.10 (disregarding solely for this purpose the relevant Person’s obligation to provide prior notice of its intent to withhold).

Section 5.14. Intellectual Property. During the period from the date hereof until the Effective Time, the Company shall, in connection with this Agreement, (a) use best efforts to cause Customers Bank to assign, transfer, and convey all its right, title and interest in and to the Patents and Trademarks held by Customers Bank listed on Schedule 3.16(a) of the Disclosure Letter (collectively, the “Impacted IP”) to the Company, so that the Company is the sole and exclusive owner of all Impacted IP and holds all right, title and interest therein and thereto, free and clear of any Lien other than Permitted Liens, and (b) execute and enter into a confirmatory confidentiality and invention assignment agreements, in a form reasonably satisfactory to the Parent, with each current Employee or Independent Contractor (and use best efforts to do the same with respect to each former Employee or Independent Contractor) involved in the development of any material Company Product, Software, Business Data, or confidential information for the Company, vesting all rights in any work product for the benefit of the Company and retroactive to cover the entire period through which such person provided services to the Company (as an employee or otherwise).

Article 6
COVENANTS OF PARENT

Section 6.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article 9, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement.

Section 6.02. Director and Officer Liability.

(a) For six years after the Effective Time, to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each present or former officer or director of the Company and its Subsidiaries (in each case, when acting in such capacity) (an “Indemnified Person”) against losses, claims, damages, liabilities, fees (including reasonable and documented out-of-pocket attorneys’ fees), expenses, judgments, settlements, or fines incurred by such Indemnified Person in connection with any pending or threatened claim, suit, action, investigation or proceeding to which such Indemnified Person is a party based on acts or omissions of such Indemnified Person in his or her capacity as an officer or director of the Company occurring at or prior to the Effective Time and pertaining to matters pending, existing or occurring at or prior to the Effective Time; provided, that such indemnification shall be subject to any limitation imposed from time to time under DGCL and any other applicable Law; (ii) promptly pay on behalf of or advance to each Indemnified Person, reasonable and documented out-of-pocket fees and expenses incurred in defending such claim, suit, action, investigation or proceeding (”Indemnification Expenses”), including payment on behalf of or advancement to the Indemnified Person of any Indemnification Expenses incurred by such Indemnified Person in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, that any Indemnified Person to whom Indemnification Expenses are advanced provides an undertaking to repay, promptly or in any case within ten days, the entire amount of such advances if it is ultimately determined under applicable Law that such Indemnified Person is not entitled to indemnification; and (iii) assume all obligations of the Company and its Subsidiaries to the Indemnified Persons pursuant to the Contracts or arrangements set forth on Section 6.02(a) of the Disclosure Letter and in effect as of the date of this Agreement (correct and complete copies of which shall have been made available to Parent prior to the date hereof) in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions of such Indemnified Person in his or her capacity as an officer or director of the Company occurring at or prior to the Effective Time and pertaining to matters pending, existing or occurring at or prior to the Effective Time.

(b) Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts (and the Company shall cooperate prior to the Effective Time in these efforts), to maintain in effect for a period of six years from and after the Effective Time, for the benefit of the directors and officers of the Company, insurance policies (including fiduciary liability insurance policies) (collectively, “D&O Insurance”) that is not less favorable in the aggregate than, the existing policy of directors’ and officers’ liability insurance of the Company, that provides coverage for actions or events occurring prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time, and provided, further, that in no event shall Parent or the Surviving Corporation be required to expend, on an annual basis, a premium amount for such policies in excess of 300% of the annual premium amount paid by the Company for such D&O Insurance in its last full fiscal year prior to the date hereof, which amount is set forth in Schedule 6.02(b) of the Disclosure Letter (such percentage of such annual premium amount, the “Premium Cap”), and if such premium amounts for such insurance coverage would at any time exceed the Premium Cap, the Surviving Corporation shall cause to be maintained policies that, in Parent’s or the Surviving Corporation’s good faith determination, provide the greatest coverage available, with respect to matters occurring prior to the Effective Time, for premium amounts not exceeding such Premium Cap. In lieu of the foregoing, Parent (or the Company, in consultation with, but only upon the consent of Parent (which shall not be unreasonably withheld, conditioned or delayed)) may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time, a “tail” policy under the Company’s existing D&O Insurance, providing equivalent coverage to that described in the preceding sentence for an aggregate period of six years from and after the Effective Time if and to the extent that the same may be obtained for a premium amount that, in the aggregate, does not exceed the Premium Cap, it being understood that, in the case that such “tail” policy is so obtained at or prior to the Effective Time: (A) the provisions of the preceding sentence of this Section 6.02(b) shall be deemed to have been satisfied; and (B) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use its reasonable best efforts to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(c) For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Persons as the exculpation, indemnification and advancement of expenses provisions of the certificate of incorporation and bylaws or similar organizational documents of the Company or its Subsidiaries in effect as of the date of this Agreement and that has been made available to Parent prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Persons, except as required by applicable Law.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case in clauses (i) or (ii), to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.02.

(e) Notwithstanding anything in this Section 6.02 to the contrary, no indemnification payments will be made to an Indemnified Person with respect to an administrative proceeding or civil action initiated by any Governmental Authority that is a federal banking agency unless all of the following conditions are met: (i) Parent’s board of directors determines in writing that the Indemnified Person acted in good faith and in the best interests of the Company; (ii) Parent’s board of directors determines that the payment will not materially affect Parent’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Person agrees in writing to reimburse Parent, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Governmental Authority results in a final order or settlement in which the Indemnified Person is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

Section 6.03. Employee Matters.

(a) For the period commencing on the Effective Time and ending on the first anniversary of the Effective Time (or, if shorter, during the applicable period of employment of a Continuing Employee), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with (i) a base salary or base wages that are no less favorable than those provided to such Continuing Employees immediately prior to the Closing, (ii) a cash target bonus opportunity that is similar to any such bonus opportunity offered to Parent’s similarly situated employees, (iii) employee benefits that are substantially comparable in the aggregate to those offered to, either, at Parent’s election, (A) such Continuing Employees immediately prior to the Closing or (B) similarly situated newly hired employees of Parent or Parent’s Affiliates (other than any equity or equity-based and change in control or transaction-based compensation or benefits, severance pay, defined benefit retirement benefits or post-employment health or welfare benefits), and (iv) severance benefits that are provided for in an applicable employment agreement that is in effect after Closing or as is set forth on Section 6.03 of the Disclosure Letter. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible into, or exchangeable or exercisable for, such shares pursuant to any such plans or arrangements.

(b) With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Parent or any of its Subsidiaries, but excluding (i) any retiree healthcare or life insurance plans or programs maintained by Parent or any of its Subsidiaries, (ii) any equity compensation arrangement and (iii) any defined benefit plan maintained by Parent or any of its Subsidiaries, in each case, in which any Continuing Employee will participate on or after the Effective Time (collectively, the “Parent Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize service with the Company or any Subsidiary rendered prior to the Effective Time by Continuing Employees who are active Employees immediately prior to the Effective Time, for purposes of vesting and eligibility (but not benefit accrual), to the extent reflected on the records of the Company and to the extent such Continuing Employees otherwise would be eligible to participate or vest under the terms of such Parent Benefit Plans. In no event shall anything contained in this Section 6.03(b) result in any duplication of benefits for the same period of service.

(c) As soon as reasonably practicable following the date of this Agreement, no later than five days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and (i) the Company’s reasonable, good faith estimate of each payment or benefit that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. Such information shall be updated and delivered to Parent not later than five Business Days prior to the Closing Date. From and after the date hereof, the Company shall reasonably cooperate with Parent to limit potential adverse Tax consequences under Section 280G of the Code. Parent shall provide such information as is reasonably requested by the Company for purposes of effectuating the covenants set forth in this Section 6.03(c).

(d) Prior to the Effective Time, the Company and its Subsidiaries shall have made all contributions required to be made to or with respect to each Employee Plan as of the Closing Date and paid or accrued all liabilities on account of any Employee Plan in existence on or before the Closing Date.

(e) Prior to the Effective Time, the Company shall update the information required by Section 3.19(c) to include terminations within the 90 days preceding the Closing Date and hours reductions within six months preceding the Closing Date, and deliver a schedule with such updated information to Parent.

(f) Prior to the Effective Time, the Company shall take all actions that may be necessary or appropriate to terminate the Employee Plans required to be terminated pursuant to Section 2.07 and Section 2.08. All resolutions, amendments, notices or other documents issued, adopted or executed in connection with the implementation of this Section 6.03(f) shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(g) If requested by Parent at least five Business Days prior to the Effective Time, (i) the Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such action as is necessary or appropriate to terminate each Qualified Plan, effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time, and (ii) prior to the Effective Time, the Company shall provide Parent with evidence that such Qualified Plan(s) has been terminated. Parent shall have the right to review and approve all documents to effect the termination of a Qualified Plan, such approval not to be unreasonably withheld, conditioned or delayed.

(h) If requested by Parent at least five Business Days prior to the Effective Time, (i) the Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such action as is necessary or appropriate to terminate any generally applicable Employee Plan (other than a Qualified Plan and any Employee Plan which is not able to be terminated unilaterally by the Company and any other individual employment agreements, offer letters, equity awards, or other compensation arrangement entered into with any current or former Employees unless otherwise agreed by the applicable individual), effective as of the Closing Date and contingent upon the occurrence of the Effective Time, or such other time as requested by Parent, and (ii) prior to the Effective Time, the Company shall provide Parent with evidence that such Employee Plan(s) has been terminated. Parent shall have the right to review and approve all documents to effect the termination of an Employee Plan, with such approval not to be unreasonably withheld.

(i) The Company will reasonably cooperate to facilitate the workforce and employee benefit transitions contemplated by this Agreement or that are reasonably planned by Parent in connection with the Merger.

(j) This Section 6.03(j) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.03(j), express or implied, shall confer upon any Service Provider, former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider) or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03(j). Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any Employee Plan; (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any Employee Plan at any time assumed, established, sponsored or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent or any of their respective Affiliates from terminating the employment of any Service Provider (including any Continuing Employee) following the Effective Time. This Section 6.03(j) shall not create any right in any Service Provider (including any Continuing Employee) or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Service Provider and the Surviving Corporation.

(k) Certain Actions. The Company shall fully carry out and complete all of the actions set forth on Schedule 6.03(k) of the Disclosure Letter.

Section 6.04. Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

Article 7
COVENANTS OF PARENT AND THE COMPANY

Section 7.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 7.01(c)), the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their respective controlled Affiliates to, use their reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the taking of all acts necessary to cause the conditions to the other party’s (viewing Parent and Merger Sub together) obligation to close set forth in Article 8 to be satisfied, as promptly as practicable (but nothing in this Section 7.01(a) will require any party to waive any such condition to such party’s obligation to close set forth in Article 8), (ii) to obtain all actions and Permits from Governmental Authorities, cause the expiration or termination of any applicable waiting periods and make all registrations, declarations, notices and filings with any Governmental Authorities, in each case, that may be necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, (iii) to obtain all necessary actions, consents, approvals or waivers from, and the giving of all required notices to, Third Parties under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger) and (iv) to execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement as promptly as practicable.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) cooperate with each other and use their respective reasonable best efforts to, as promptly as practicable, prepare all documentation, effect all applications, notices, petitions and filings, and obtain all Permits of any Governmental Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) as promptly as practicable and to comply with the terms and conditions of all such Permits, (ii) cooperate and coordinate with the other party in the making of such applications, notices, petitions or filings, as applicable, (iii) supply the other party with any information that may be required in order to effectuate such applications, notices, petitions or filings, as applicable and (iv) Parent shall pay all filing fees and expenses incurred in connection with this Section 7.01(b) (excluding all fees and expenses payable to any attorneys, accountants, consultants or other advisors incurred in connection with this Section 7.01(b), which shall be paid by the party incurring such expenses). Each of Parent and the Company shall promptly inform the other party of any material communication from any Governmental Authority regarding any of the transactions contemplated hereby (including the Merger). If Parent or the Company receives any request for information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable Law, no filing of, or amendment or supplement to, or written correspondence with any Third Party or any Governmental Authority or its staff in connection with the transactions contemplated by this Agreement shall be made by the Company or Parent (or any of their respective controlled Affiliates) without providing the other party a reasonable opportunity to review and comment thereon, and each of Parent and the Company shall consult with each other in advance of any meeting or conference with, any such Governmental Authority (other than non-material and routine communications between counsel and a Governmental Authority regarding the regulatory approval process or status). In connection with the foregoing, each of the parties agrees to act reasonably and as promptly as practicable. Notwithstanding anything to the contrary in this Section 7.01, (A) the Company shall not have the right to review any portions of the materials filed by Parent or Merger Sub with a Governmental Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information, and (B) Parent shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary Permits under any applicable Law (including with respect to timing and potential ways to address any concerns that may be raised) and shall lead and direct all submissions to, meetings, negotiations and communications with any Governmental Authority (or other Third Party) in connection with matters with respect to any applicable Law; provided, that the foregoing shall not limit in any respect any party’s obligations under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be required to, and “reasonable best efforts” will in no event require, or be construed to require, Parent or any of its Affiliates to (i) initiate, litigate, challenge, defend or otherwise participate or take any action with respect to any Action, inquiry or investigation by, against or involving any Third Party or Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger), (iii) otherwise take any other steps or actions to defend against, vacate, modify or suspend any injunction, or order, judgment, ruling, decree or decision of any Governmental Authority, including those relating to the foregoing clause (i) that would prevent or delay the consummation of the transactions contemplated by this Agreement (including the Merger), (iv) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property Rights (whether pursuant to an exclusive or nonexclusive license) or otherwise), or take any other action (including by providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, (v) terminate any existing relationships or contractual rights or obligations, (vi) take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving Parent, the Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, in each case, following the Closing (any such action, restriction, commitment or condition, a “Burdensome Condition”), or (vii) otherwise offer to take or offer to commit to take any action that would limit Parent’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries (or equity interests held by Parent or any of its Affiliates in entities with businesses, assets or properties). At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action); provided, that any such action shall be conditioned upon and only effective following the Closing.

(d) The Company and Parent shall cooperate with one another in determining whether any actions, consents, approvals or waivers are required to be obtained from, or notices required to be given to, Third Parties under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger). Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, any Subsidiary of Parent (including Merger Sub), the Company or any Subsidiary of the Company be required to (and without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall) pay or make or commit to pay or make any fee, penalty or other consideration or any other accommodation to any party to any such Contract to obtain any consent, approval or waiver in connection with the transactions contemplated hereby.

(e) Prior to the earlier of the Closing or the termination of this Agreement pursuant to Article 9, Parent shall not, and shall cause its Subsidiary not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or substantial portion thereof, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 7.02. Public Announcements. During the period from the date hereof until the Effective Time, Parent and the Company shall consult with each other before issuing, and give each other reasonable time to review and comment upon, any press release or other public statements (including communications to Service Providers, lenders, customers, suppliers, vendors, employees, contractors, agents, or other Persons having material business relationships with the Company or its Subsidiaries (including Customers)) with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law, court process or the rules, regulations and requirements of NYSE, as the case may be in which case such party shall use its reasonable best efforts to allow the other party reasonable time to review comment upon such press release or other public statements in advance of the issuance thereof; provided, that the restrictions set forth in this Section 7.02 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 5.04 with respect to the matters contemplated thereby (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be reasonably agreed upon by the Company and Parent. Notwithstanding the foregoing, (i) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 7.02, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, and (ii) the parties may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the initial press release and other press releases and public statements made jointly by the parties or made by one party in accordance with this Section 7.02 and do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby.

Section 7.03. Notices of Certain Events.

(a) During the period from the date hereof until the Effective Time, the Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any actions taken between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement by or on behalf of the Company or any of its Subsidiaries that are in any material respect outside of the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice, except for actions that are expressly contemplated herein;

(iii) any Actions commenced or, to the Knowledge of the Company, any Actions, inquiries or investigations threatened against, relating to, involving or otherwise adversely affecting the Company or any of its Subsidiaries (A) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (B) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(iv) any material communication given or received in connection with any such Action, inquiry or investigation described in the foregoing clause (iii); and

(v) any Effect that (A) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (B) causes, or would reasonably be expected to cause, any representation or warranty made by the Company set forth in this Agreement to be untrue or inaccurate or (C) causes, or would reasonably be expected to cause, the Company to fail to perform, comply with or satisfy in any material respect any covenant, condition or agreement of the Company set forth in this Agreement, in each case of clause (B) and (C), which would be reasonably expected to cause a condition to consummation of the Merger set forth in Sections 8.02(a) or (b) to fail to be satisfied.

(b) In no event shall the delivery of any notice by the Company pursuant to this Section 7.03 limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, and the failure to give such notice in itself shall not separately constitute a failure of satisfaction of any condition in Article 8 or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis. The terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.03.

Article 8
CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, the waiver in writing by each such party) of the following conditions:

(a) Required Stockholder Approval. The Required Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Laws and Governmental Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any injunction, order or decree (whether temporary, preliminary or permanent) (any of the foregoing, a “Legal Restraint”) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement (including the Merger).

(c) Regulatory Approval. All required Permits from any Governmental Authority the failure of which to obtain has had or would reasonably be expected to be material and adverse to Parent or any of its Affiliates, in each case required to consummate the transactions contemplated by this Agreement (including the Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or early terminated (all such Permits and the expiration or early termination of all such waiting periods being referred to herein as, collectively, the “Requisite Regulatory Approvals”).

Section 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by Parent) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.01, Section 3.02, Section 3.10(a)(ii), and Section 3.25 shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) Section 3.06, Section 3.26 and Section 3.27 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all material respects as of such date), (iii) Section 3.05 shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, and (iv) the other provisions of Article 3 (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein (other than in the term “Material Contract”) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each of the obligations, agreements and covenants contained in this Agreement to be performed and complied with by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.02(a), Section 8.02(b), and Section 8.02(c) have been satisfied.

(e) Burdensome Condition. No Requisite Regulatory Approval (if any) contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(f) Dissenting Shares. Holders of not more than ten percent of the outstanding Shares shall have demanded, properly and in writing, appraisal for such Shares held by each such holder under the DGCL.

(g) Warrant Agreement Amendment. An amendment to the Warrant Agreement providing for the delivery of the Alternative Issuance (as defined in the Warrant Agreement) pursuant to Section 4.4 of the Warrant Agreement has been duly executed and delivered by the Company and the Warrant Agent and is in full force and effect as of the Effective Time.

(h) Company Warrants. There is no Law or Contract that would prevent the delisting by the Surviving Corporation of the Company Public Warrants from NYSE and the deregistration of the Company Public Warrants under the Exchange Act.

Section 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, the waiver in writing by the Company) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) Section 4.01 and Section 4.02 shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), and (ii) the other provisions of Article 4 (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with each of the obligations, agreements and covenants contained in this Agreement to be performed and complied with by them at or prior to the Closing pursuant to the terms of this Agreement.

(c) Closing Certificate. The Company shall have received a certificate signed by a duly authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

Article 9
TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Required Stockholder Approval has been obtained (except as otherwise stated below), as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on January 31, 2025 (the “End Date”); provided, that the End Date shall be automatically extended without any further action by the parties for three months from January 31, 2025 if, by January 31, 2025, all conditions contained in Article 8 have been satisfied (or, to the extent permitted by Law, waived in writing by the applicable party (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place)) other than the conditions contained in Section 8.01(b), Section 8.01(c) or Section 8.02(e); provided, further that no party shall be permitted to terminate this Agreement pursuant to this Section 9.01(b)(i) if such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner shall have principally caused or resulted in the failure of the Effective Time to occur on or before the End Date;

(ii) a Legal Restraint permanently restraining, enjoining, making illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement (including the Merger) shall become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Legal Restraint in accordance with Section 7.01; provided, further, that no party shall be permitted to terminate this Agreement pursuant to this Section 9.01(b)(ii) if such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner shall have principally caused or resulted in the failure of the condition set forth Section 8.01(b) to the consummation of the Merger to be satisfied; or

(iii) the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the adoption of this Agreement was taken, shall have concluded and the Required Stockholder Approval shall not have been obtained.

(iv) (A) any Governmental Authority has denied a Requisite Regulatory Approval and such denial has become final or has advised either party that it will not grant (or intends to rescind or revoke if previously granted) a Requisite Regulatory Approval, or (B) any Governmental Authority shall have requested that either party or any of their respective Affiliates withdraw (other than solely for technical reasons), and not be permitted to resubmit within 60 days following such withdraw, any application with respect to a Requisite Regulatory Approval; provided, that no party shall be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iv) if such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner shall have principally caused or resulted in such denial, lack of grant or request;

(c) by Parent, if:

(i) at any time prior to obtaining the Required Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(ii) the Company shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within the earlier of (A) 30 days of receipt by the Company of written notice of such breach or failure or (B) three Business Days prior to the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if Parent or Merger Sub is then in breach in any material respect of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 9.01(d)(ii); or

(iii) the Company shall have breached any of its covenants and agreements (A) under Section 5.03 in any material respects, or (B) under Section 5.04.

(d) by the Company:

(i) prior to obtaining the Required Stockholder Approval, in order to accept a Superior Proposal and enter into a binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal, pursuant to Section 5.04(e); provided, that (A) the Company has complied with its obligations, covenants and agreements under Section 5.04, (B) the Company pays the Termination Fee to Parent in accordance with Section 9.02(b)(iv), and (C) immediately following (and in no event prior to) such termination, the Company enters into such binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal; or

(ii) if Parent or Merger Sub shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b), as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within the earlier of (A) 30 days of receipt by Parent of written notice of such breach or failure or (B) three Business Days prior to the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if the Company is then in breach in any material respect of any of its representations, warranties, covenants or agreements set forth in this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 9.01(c)(ii);

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties.

Section 9.02. Effect of Termination.

(a) Except to the extent provided in Section 9.02(b), Section 9.02(c), Section 9.02(d), and Section 9.02(e), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided, that, notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any party of any liability or damages to any other party resulting from any fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or Willful Breach of this Agreement, and (ii) the provisions set forth in this Section 9.02 and in Article 10 (and any related definitions contained in any such Sections or Article) and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) The Company shall pay in cash to Parent or its designee, by wire transfer of immediately available funds, a termination fee of $2,750,000 (the “Termination Fee”), if this Agreement is terminated:

(i) by either the Company or Parent, in each case, pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), or by Parent pursuant to Section 9.01(c)(ii), and in each case, (A) an Acquisition Proposal shall have been made to the Company or made directly to the Company’s stockholders or shall otherwise have become publicly known, (B) such Acquisition Proposal shall not have been withdrawn without qualification, in each case, (I) prior to the date of such termination, with respect to any termination pursuant to Section 9.01(b)(i) or Section 9.01(c)(ii), or (II) prior to the date of the Company Stockholders’ Meeting, with respect to termination pursuant to Section 9.01(b)(iii), and (C) at any time within 12 months after such termination, (I) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or (II) a transaction contemplated by any Acquisition Proposal shall have been consummated (provided, that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50.1%”); in which case the Termination Fee shall be paid immediately prior to or concurrently with the occurrence of either of the applicable events described in the foregoing clause (C);

(ii) by Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii), in which case the Termination Fee shall be paid no later than three Business Days after the date of such termination;

(iii) by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), and, in each such case, at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii), in which case the Termination Fee shall be paid no later than, in the case of such termination by Parent, three Business Days or, in the case of such termination by the Company, one Business Day, in each case, after the date of such termination; or

(iv) by the Company pursuant to Section 9.01(d)(i); in which case the Termination Fee shall be paid concurrently with, and as a condition to, the effectiveness of such termination.

(c) Parent shall reimburse the Company, by wire transfer of immediately available funds, any reasonable, documented and out-of-pocket costs and expenses incurred by the Company prior to the termination of this Agreement, with respect to the Company’s engagement of its outside counsel and outside financial advisors in connection with the evaluation and negotiation of the Merger Agreement, and its external auditor in connection with the Company’s performance of its obligations under the Merger Agreement, collectively in the aggregate up to $2,750,000 (the “Parent Reimbursement Amount”), if and only if this Agreement is terminated by the Company or Parent (i) pursuant to Section 9.01(b)(ii) solely as the result of any Legal Restraint arising from any Banking Law or imposed by a Banking Regulator, (ii) pursuant to Section 9.01(b)(iv) solely as a result of any restrictions arising from any Banking Law or imposed by a Banking Regulator, or (iii) pursuant to Section 9.01(b)(i) and, at the time of such termination, one or more of the conditions set forth in Section 8.01(b), Section 8.01(c) or Section 8.02(e), in each case, solely as a result of any restrictions arising from any Banking Law or imposed by a Banking Regulator, was not satisfied and, in the case of each of clauses (i) through (iii), at the time of such termination, all of the other conditions set forth in Section 8.01 and Section 8.02 have been satisfied (or, to the extent permitted by Law, waived by the applicable party hereto) on or prior to the End Date (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place); in which case the Parent Reimbursement Amount shall be paid no later than three Business Days after receipt by Parent of invoices from the Company following such termination.

(d) The parties hereby acknowledge and agree that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent and Merger Sub, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to promptly pay any amounts of the Termination Fee or the Parent Reimbursement Amount due pursuant to Section 9.02(b) or Section 9.02(c), as applicable, and, in order to obtain such payment, (i) Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee, or any portion of the Termination Fee, or (ii) the Company commences a suit that results in a judgment against Parent or Merger Sub for the Parent Reimbursement Amount, or any portion of the Parent Reimbursement Amount, Parent or Merger Sub shall pay the Company or its designee, or the Company shall pay Parent or Merger Sub or its or their designee, as applicable, reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. The parties acknowledge and agree that the Company shall not be obligated to pay the Termination Fee and Parent shall not be obligated to pay the Parent Reimbursement Amount on more than one occasion.

(e) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, Willful Breach or intentional misrepresentation on the part of Parent or the Company, as applicable, in any circumstance in which (i) Parent is entitled to receive payment of the Termination Fee, or (ii) the Company is entitled to receive payment of the Parent Reimbursement Amount, in each case, pursuant to this Article 9, then upon payment of the Termination Fee or the Parent Reimbursement Amount, as the case may be, the Termination Fee or the Parent Reimbursement Amount shall, subject to this Section 9.02, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company, any of its Subsidiaries or any Representatives of the foregoing, or the sole and exclusive remedy of the Company against Parent or Merger Sub, any of their Subsidiaries or any Representatives of the foregoing, as the case may be, for all losses and damages suffered by Parent or the Company, as the case may be, as a result of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated, or for a breach or failure to perform hereunder by the other party, and upon payment of the Termination Fee or the Parent Reimbursement Amount in accordance with this Article 9, as the case may be, neither Parent or Merger Sub nor any of their Subsidiaries or any of their Representatives, or the Company nor any of its Subsidiaries or any of their Representatives, as the case may be, shall have any further liability or obligation to the Company, or to Parent or Merger Sub, as the case may be, or their respective Subsidiaries or Representatives, relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document delivered in connection with this Agreement, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise.

Article 10
MISCELLANEOUS

Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

First Carolina Bank

171 N Winstead Ave.

Rocky Mount, North Carolina 27804

Attention: Kristen D. Brabble

E-mail: kristenbrabble@firstcarolinabank.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Michael Paul Reed

E-mail: mreed@cov.com

if to the Company prior to the Effective Time, to:

BM Technologies, Inc.

201 King of Prussia Rd., Suite 650

Wayne, PA 19087

Attention: Louis Adimando

E-mail: ladimando@bmtx.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Keith Hallam; Prat Vallabhaneni

E-mail: keith.hallam@whitecase.com; prat.vallabhaneni@whitecase.com

and

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, California 90071-2433

Attention: Matthew Barnett

E-mail: matthew.barnett@whitecase.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 10.01. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.04. Entire Agreement. This Agreement (including the Disclosure Letter), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.05. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding on and, except as provided in Section 6.02, shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that each of Parent or Merger Sub may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates at any time, (ii) as collateral to any financing sources at any time and (iii) after the Effective Time, to any Person; provided, that such transfer or assignment shall not (x) relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 10.06. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) solely if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Stock Awards and participants in the Company’s ESPP to receive the applicable treatment pursuant to Article 2 in accordance with the terms of this Agreement and (b) the provisions set forth in Section 6.02 with respect to the Persons referred to therein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.07 without notice or liability to any other Person. The representations and warranties in this Agreement represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.07. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Required Stockholder Approval is obtained, if any such amendment shall by applicable Law require further approval of the Company’s stockholders, the effectiveness of such amendment shall be subject to the approval of the Company’s stockholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.09. Disclosure Letter and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of the Company SEC Documents shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 10.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 10.11. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall properly and exclusively lie in the Court of Chancery of the state of Delaware, or, solely to the extent such court declines jurisdiction or does not have subject matter jurisdiction, any federal or state court located in the State of Delaware (the “Chosen Courts”), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or otherwise breached, that money damages or other legal remedies would not be an adequate remedy for any such damage and each of the Company, Parent and Merger Sub agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of this Agreement and the terms and provisions hereof (without proof of damages) in the Chosen Courts, in addition to any other remedy to which they are entitled pursuant hereto or at law or in equity. Each party agrees that no other party or Person shall be required to obtain, furnish, post or provide any bond or other security or instrument in connection with any remedy referred to in this Section 10.13, and each party irrevocably waives any right that it may have to require the obtaining, furnishing, posting or provision of any such bond or other security or instrument. If any party brings any bona fide Action to enforce specifically the performance of the terms and provisions of this Agreement, the End Date shall automatically be extended by (a) the amount of time during which such Action is pending, plus ten Business Days or (b) such other time period established by the court presiding over such Action.

Section 10.14. Counterparts; Effectiveness. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.15. Confidential Supervisory Information. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.6, or 12 C.F.R. § 4.32(b) shall not be disclosed by Parent and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure to the extent prohibited by applicable Law.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FIRST CAROLINA BANK

By:	/s/ Ronald A. Day
	Name:	Ronald A. Day
	Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

DOUBLE EAGLE ACQUISITION CORP, INC.

By:	/s/ Ronald A. Day
	Name:	Ronald A. Day
	Title:	Authorized Person

[Signature page to Agreement and Plan of Merger]

BM TECHNOLOGIES, INC.

By:	/s/ Luvleen Sidhu
	Name:	Luvleen Sidhu
	Title:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

Surviving Corporation Charter

[Omitted]